                                                                 Rule 424(b)(1)
                                                                 333-43827

                               3,500,000 SHARES

                          [LOGO OF DSET APPEARS HERE]

                                 COMMON STOCK

                               ----------------

  Of the 3,500,000 shares of Common Stock ("Common Stock") offered hereby, 2,500,000 are being sold by DSET Corporation ("DSET" or the "Company") and 1,000,000 are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for the factors considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DSET."

                               ----------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             PRICE     UNDERWRITING   PROCEEDS     PROCEEDS TO
                              TO      DISCOUNTS AND      TO          SELLING
                            PUBLIC    COMMISSIONS(1) COMPANY(2)  SHAREHOLDERS(2)
--------------------------------------------------------------------------------
Per Share...............    $16.00        $1.12        $14.88        $14.88
--------------------------------------------------------------------------------
Total(3)................  $56,000,000   $3,920,000   $37,200,000   $14,880,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) See "Underwriting" for information relating to indemnification of the Underwriters.
(2) Before deducting estimated expenses of $750,000, all of which will be payable by the Company.
(3) Certain Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Shareholders will be $64,400,000, $4,508,000, $37,200,000 and $22,692,000, respectively. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about March 18, 1998.

BT ALEX.BROWN
                        BANCAMERICA ROBERTSON STEPHENS
                                                SOUNDVIEW FINANCIAL GROUP, INC.

                THE DATE OF THIS PROSPECTUS IS MARCH 13, 1998.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits and schedules filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the principal office of the Commission at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents may be obtained from the Public Reference Section of the Commission, at prescribed rates. Such material also may be accessed electronically by means of the Commission's website on the Internet at http://www.sec.gov.

  The Company intends to furnish its shareholders with annual reports containing financial statements certified by its independent accountants and make available quarterly reports containing unaudited financial information for the first three quarters of each year.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  "DSET" and the Company's logo are United States trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  DSET is a leading provider of telecommunications network management solutions, including industry-standard application development tools, custom application development services and carrier-to-carrier network applications. Telecommunications carriers and equipment vendors utilize the Company's tools and development services to build applications which facilitate the remote management of network devices, the rapid implementation of new telecommunication services and the flow-through of information to higher level applications, such as billing, ordering and provisioning systems. The Company's tools are also used by the Company and by its customers to build carrier-to-carrier applications which are designed to facilitate the flow-through of information between carriers' networks and systems. These solutions are based on the Telecommunications Management Network ("TMN") standard, which defines the application programming interfaces ("APIs") and communication protocols required to ensure interoperability within and between carrier networks that incorporate devices deployed from multiple vendors. The Company's customers include AT&T, BellSouth, MCI, Advanced Fibre Communications, Ciena, Fujitsu, Hitachi, Lockheed Martin IMS, Lucent, Samsung, Tekelec and Tellabs.

  Telecommunications carriers face an increasingly competitive and complex market environment due to continued deregulation and privatization of the global telecommunications industry. Consequently, telecommunications carriers worldwide are investing aggressively in new technologies and equipment to enhance access to their networks and expand systems capacity or bandwidth in order to provision new and enhanced services. As a result, telecommunication equipment vendors are delivering a variety of new technologies and equipment to address the carriers' requirements, including SONET and SDH multiplexers, wavelength division multiplexers ("WDM"), ATM switches, next generation digital loop carrier systems, wireless local loop systems and digital subscriber line products. The proliferation of new technologies, equipment and services, and the pressure to deploy and provision them rapidly, has placed increased demands on the operations, administration and management of carrier networks. In addition, the Telecommunications Act of 1996 mandated access to carriers' networks and operational support systems ("OSSs") in order to enable the flow-through of information and services between competitive carriers in order to facilitate customer choice of carriers. As a result, carriers increasingly require TMN-compliant applications to facilitate the operation, administration and management of their networks and systems.

  The Company's highly functional and scalable TMN-based solutions (i) enable carriers to remotely manage large and complex telecommunication networks comprising thousands of network devices in a multi-vendor environment, (ii) facilitate the rapid deployment of new technologies and network equipment and the rapid provisioning of telecommunications services and (iii) expedite the development of carrier-to-carrier applications which enable carriers to quickly and cost-effectively enter new markets.

  DSET's objective is to become the leading provider of industry standard network management solutions for evolving telecommunications networks. Key elements of the Company's strategy include: (i) extending its technological leadership by continuing to invest its resources to enhance and expand its products and to ensure compatibility with emerging technologies such as CORBA and Java; (ii) expanding its application development services capabilities;
(iii) delivering a suite of carrier-to-carrier applications; (iv) expanding its sales and distribution capabilities; and (v) pursuing strategic acquisitions of complementary businesses or technologies.

  The Company markets its products and services through a direct sales organization in North and South America and through distributors in Europe and Asia. As of December 31, 1997, the Company's direct sales force consisted of eight sales managers supported by nine consulting engineers based in its New Jersey, California and Texas offices. The Company also markets its products and services through non-exclusive distributors in China, Taiwan, South Korea and Japan, and an exclusive distributor in Europe.

  The Company was incorporated in New Jersey in 1989. The Company's executive offices are located at 1011 US Highway 22, Bridgewater, New Jersey 08807, and its telephone number is (908) 526-7500.

                                  THE OFFERING

Common Stock offered by the Company.................. 2,500,000 shares
Common Stock offered by the Selling Shareholders..... 1,000,000 shares
Common Stock to be outstanding after the offering.... 9,303,092 shares(1)
Use of proceeds...................................... General corporate purposes, working capital
                                                      and possible acquisitions
Proposed Nasdaq National Market Symbol............... DSET

--------------------
(1) Excludes 2,848,493 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1997 at a weighted average exercise price of $2.23 per share, of which options to purchase 1,173,384 shares of Common Stock are exercisable. Also excludes 185,331 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 1997 at an exercise price of $2.18 per share, of which warrants to purchase 46,333 shares of Common Stock are exercisable. Includes 28,000 shares underlying outstanding options which will be exercised and sold upon consummation of this offering. See "Risk Factors-- Shares Eligible for Future Sale," "Management--Stock Option Plans" and "Description of Capital Stock--Warrants."

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                              1993   1994   1995   1996   1997
                                             ------ ------ ------ ------ -------
STATEMENT OF INCOME DATA:
Revenues:
 License revenues..........................  $1,456 $2,838 $5,734 $7,005 $10,850
 Service revenues..........................     245  1,172  2,179  6,111   8,515
                                             ------ ------ ------ ------ -------
Total revenues.............................   1,701  4,010  7,913 13,116  19,365
Gross profit...............................   1,620  3,692  7,403 10,834  14,686
Operating income...........................     383    871  2,653  2,870   3,520
Net income.................................     227    572  1,705  2,013   2,469
Net income per common share................  $ 0.04 $ 0.10 $ 0.28 $ 0.37 $  0.45
Weighted average number of common shares
 outstanding...............................   5,330  5,760  6,003  3,309   3,567
Net income per common share assuming
 dilution..................................  $ 0.04 $ 0.10 $ 0.26 $ 0.27 $  0.30
Weighted average number of common shares
 and common equivalent shares outstanding..   5,333  5,807  6,490  7,393   8,346
Pro forma(1):
 Net income per common share...............                              $  0.37
 Weighted average number of common shares
  outstanding..............................                                6,610
 Net income per common share assuming
  dilution.................................                              $  0.30
 Weighted average number of common shares
  and common equivalent shares
  outstanding..............................                                8,346

                                                          DECEMBER 31, 1997
                                                       -------------------------
                                                                   PRO FORMA
                                                       ACTUAL  AS ADJUSTED(1)(2)
                                                       ------  -----------------
BALANCE SHEET DATA:
 Cash, cash equivalents and marketable securities..... $3,206       $39,656
 Working capital......................................  6,276        42,726
 Total assets......................................... 13,315        49,765
 Series A preferred stock............................. 11,604         --
 Total shareholders' equity (deficit)................. (3,401)       44,653

--------------------
(1) Gives effect to the automatic conversion of all issued and outstanding shares of Series A Preferred Stock (the "Series A Stock") into 3,043,625 shares of Common Stock. See "Description of Capital Stock."
(2) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

  Except as otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) has been adjusted to give effect to a three-for-one stock split of the Company's Common Stock effected on May 24, 1996 and a three-for-two stock split of the Company's Common Stock effected on December 31, 1997; (iii) assumes the conversion of all outstanding Series A Stock into an aggregate of 3,043,625 shares of Common Stock upon the consummation of this offering; and (iv) assumes the issuance of 2,500,000 shares of Common Stock offered by the Company hereby from the treasury and the simultaneous cancellation of all remaining shares of Common Stock held in treasury. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Fluctuations of Quarterly Operating Results; Seasonality. The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue, failure to achieve expected revenue in any fiscal quarter, or unanticipated variations in billing and utilization rates of service personnel would result in lower profitability in that quarter. A variety of factors, many of which are not within the Company's control, influence the Company's quarterly operating results, including timing and levels of hardware and software purchases by customers, the timing, size and stage of application development projects, new product and service introductions by the Company or its competitors, levels of market acceptance for the Company's products and services, or the hiring of additional personnel. In addition, the Company's revenues in any period generally have been, and likely will continue to be in the near term, derived from a relatively small number of sales transactions and fixed price development projects and, therefore, any delays in closing such engagements or the failure to accurately estimate the resources necessary to complete fixed price contracts will have a material adverse impact on the Company's results of operations for that period. In addition, the Company historically has recognized a large portion of its revenues from sales in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Furthermore, the Company's revenues are partly dependent upon run-time license fees which may fluctuate from period to period depending upon the size and timing of deployments by equipment vendors to telecommunications carriers of network devices which have embedded applications built with the Company's software. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Demand for the Company's products generally is higher during the fourth quarter, primarily due to capital spending trends by telecommunications companies. The Company anticipates that its business will continue to be subject to such seasonal variations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Selected Quarterly Results of Operations."

  Dependence on Rapidly Evolving Telecommunications Industry. The Company's success will depend on continued growth in the market for advanced telecommunications products and services. The global telecommunications market is evolving rapidly and it is difficult to predict its potential size or future growth rate. There can be no assurance that the global deregulation and privatization of the worldwide telecommunication market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to the Company or its business strategies. Since the Company's customers are concentrated in the telecommunications industry, the Company's future success is dependent upon increased utilization of its application development tools, custom application development services and carrier-to-carrier applications by telecommunications carriers and network equipment vendors. There can be no assurance that the Company's current or future products or services will achieve widespread acceptance among telecommunications carriers, network equipment vendors and other potential customers or that such customers will not adopt alternative architectures or technologies that are incompatible with the Company's technologies, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that telecommunications carriers will upgrade the infrastructure of their networks necessitating the implementation of new network devices which require embedded applications developed with the Company's products or services. Industry-wide network improvements driving the demand for the Company's products or services may be delayed or prevented by a variety of factors, including cost, regulatory obstacles, the lack or reduction of consumer demand for advanced telecommunications services and alternative approaches to service delivery. See "Business--Industry Background."

  Dependence on the TMN Industry Standard. Substantially all of the Company's revenue to date has been derived from application development tools and application development services based on TMN standards. DSET depends upon the broad and continued adoption and deployment of TMN as the industry standard architecture for managing complex telecommunications networks. Telecommunications carriers have only recently widely embraced TMN solutions as an industry standard, and to remain an industry standard, TMN must continue to be adapted to incorporate emerging technologies, such as CORBA and Java. DSET believes that the continued implementation of TMN solutions will also depend, in part, upon the continued demand from telecommunications carriers and equipment vendors to quickly and cost-effectively implement TMN solutions. There can be no assurance that TMN will remain a standard criteria for the management of complex telecommunications networks. The emergence of new or more favorable industry standards, or the inability of the Company to recognize and adapt to such standards on a timely basis, would have a material and adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background."

  Rapid Technological Change. The markets for telecommunications devices, network-based applications and related services are subject to rapid technological change, evolving industry standards, changes in end-user requirements and frequent new product and service introductions and enhancements that may render existing offerings obsolete or unmarketable. As a result, the Company's position in this market could erode rapidly due to unforeseen changes in product features and functions of competing products. The Company's growth and future results of operations will depend in part on its ability to respond to these changes by enhancing its existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances in the marketplace. There can be no assurance that the Company will be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards, or adequately meet new market demands. The failure of the Company to respond to rapidly changing technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background" and "Business--Research and Product Development."

  Management of Growth. The Company's growth has placed significant demands on its management, administrative and operational resources. From January 1, 1996 through December 31, 1997, the Company's staff increased 172% from 46 to 125 full-time employees, including an increase in the Company's direct sales force from four to eight sales managers during the second half of 1997. The Company's ability to manage its growth effectively will require the Company to continue developing and improving its operational, financial and other internal systems, as well as its business development capabilities, and to attract, hire, train, retain, motivate and manage its employees. The Company must be able to allocate sufficient engineering resources to develop new products as well as maintain and improve product quality. In addition, the Company's future success in the application development services component of its business will depend in large part on its ability to continue to maintain high rates of employee utilization at profitable billing rates and to maintain project quality, particularly if the size and scope of the Company's development projects increase. Moreover, the majority of the Company's senior management has not previously managed a business of the Company's size and has limited or no experience managing a public company. There can be no assurance that the Company's continued growth will be achieved, and if achieved, that the Company will effectively manage its growth. Any failure to accomplish any of the foregoing would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

  Risks Associated with International Operations. International sales constituted approximately 38% and 27% of the Company's total revenues in 1996 and 1997, respectively. The Company relies on a number of third party distributors and agents to market and sell its products and services outside of North America. There can be no assurance that such distributors or agents will provide the effort and support necessary to service international markets effectively. The Company intends to expand its existing international operations and enter new international markets, which will demand significant management attention and financial commitment. For example, the Company expects to open an office in the Republic of China during the second quarter of 1998. The Company's management has limited experience in international operations, and there can be no assurance that the Company will successfully expand its international operations. The failure by the Company to expand its international operations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

  The Company's international sales currently are United States dollar-denominated. As a result, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products and services less competitive in international markets. Furthermore, operating in international markets subjects the Company to additional risks, including unexpected changes in regulatory requirements, political and economic conditions, taxes, tariffs or other barriers, difficulties in staffing and managing international operations, potential exchange and repatriation controls on foreign earnings, longer sales and payment cycles and difficulty in accounts receivable collection. For example, the recent volatility and devaluation trends in certain Asian markets, particularly South Korea, have resulted in delays, cancellations and increased pricing pressures on the Company's product sales and application development activities in such markets. Such risks may adversely affect the Company's business, financial condition and results of operations.

  Fixed Price Contracts and Other Project Risks. During 1997, over 35% of the Company's total revenues was generated from application development projects provided on a fixed price basis with performance and payment milestones, rather than on a time and materials basis. The Company's failure to accurately estimate the resources required for a fixed price project, or its failure to complete its contractual obligations in a timely manner consistent with the project plan upon which its fixed price contract is based, could have a material adverse effect on the Company's business, financial condition and results of operations. In the past, the Company has found it necessary to revise project plans after commencement of the project and commit unanticipated additional resources to complete certain projects, which have negatively affected the profitability of such projects. The Company may experience similar situations in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may establish contract prices before the project design specifications are finalized, which could result in fixed prices that prove to be too low and therefore adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Overview."

  Limited Protection of Proprietary Rights; Enforcement of Rights. The Company's success and its ability to compete effectively is dependent, in part, upon its proprietary rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights. Furthermore, the Company generally enters into non-competition, non-disclosure and invention assignment agreements with its employees and consultants, and into non-disclosure agreements with its customers and distributors. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. A portion of the Company's revenues is generated from run-time license fees which generally become due upon the deployment by equipment vendors to telecommunications carriers of network devices which have embedded applications built with the Company's software. Many of such customers are contractually required to periodically report their sales to the Company. Although the Company generally has the right to periodic audits in its contracts which provide for run-time licenses, there can be no assurance that such customers will accurately report such sales or that the Company will be able to effectively monitor and enforce its contractual rights with respect to such fees. Additionally, the Company may be subject to further risks as it enters into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation may be necessary to defend and enforce the Company's proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any of such events could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company or its employees may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In its licenses and software development and distribution agreements, the Company agrees to indemnify its customers and distributors for any expenses and liabilities resulting from claimed infringements of patents, trademarks, copyrights or other proprietary rights of third parties. The amount of the Company's indemnity obligations may be greater than the revenues the Company may have received under such agreements. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company, its customers or distributors in the future with respect to its employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

  Competitive Market for Technical Personnel. The Company's success depends in part on its ability to attract, hire, train, retain and motivate qualified technical and sales personnel, with appropriate levels of managerial and technical capabilities. The Company's complex technology generally requires a significant level of expertise to effectively develop and market the Company's products and services and to perform its custom application development services. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. The Company believes that the pool of potential applicants with such requisite expertise is limited. Recruiting qualified personnel is an intensely competitive and time-consuming process. The Company competes for such personnel with software companies and telecommunications companies, many of which have greater resources than the Company. Such competition has resulted in demands for increased compensation from qualified applicants. Due to such competition, the Company has experienced, and expects to continue to experience, turnover in technical personnel. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully. The Company's business, financial condition and results of operations could be materially adversely affected if the Company were unable to attract, hire, train, retain and motivate qualified technical and sales personnel. See "Business--Strategy" and "--Employees."

  Risks Associated with New Application Development Tools and Carrier-to-Carrier Applications. As part of its strategy, the Company expects to develop and offer to its customers new application development tools and carrier-to-carrier applications. There can be no assurance that such new development tools and carrier-to-carrier applications will adequately meet evolving technological or customer requirements and emerging industry standards. The Company's new carrier-to-carrier applications are in early stages of development, marketing and customer acceptance, and the Company has limited experience in developing, marketing or providing such new applications. Accordingly, there can be no assurance that the markets for such application development tools or carrier-to-carrier applications will develop. Furthermore, no assurance can be given that the Company will successfully market such application development tools and carrier-to-carrier applications to new and existing customers, or meet customer expectations.

  The Company has, from time to time, experienced delays in the development of new products and the enhancement of existing products, and the Company may in the future experience delays in the development of such new application development tools and carrier-to-carrier applications, due to resource constraints or technological or other reasons. The inability of the Company to develop and introduce such tools or applications in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy," "--Products and Services" and "--Research and Product Development."

  Risks of Product Defects. Application development tools and applications developed, licensed and sold by the Company may contain errors or failures. There can be no assurance that errors or failures will not be found in the Company's products or applications or, if discovered, that the Company will be able to successfully correct such errors or failures in a timely manner or at all. The occurrence of errors or failures in the Company's products and applications could result in loss of or delay in market acceptance, increased service and warranty costs or payment of compensatory or other damages. In addition, such errors or failures may result in delays in the recognition of revenue by the Company and diversion of the Company's engineering resources during the period in which it is required to correct such defects. The Company does not maintain errors and omissions insurance to cover liability associated with its software development activities and license agreements. Although the Company's agreements with its customers typically contain provisions intended to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, the Company's contracts with its customers may not effectively protect the Company against the liabilities and expenses associated with software errors or failures. Accordingly, errors or failures in the Company's products or applications could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Products and Services."

  Dependence on Key Personnel. The Company's success will depend in part on the continued service of its management, key product and application engineers, and sales and technical sales support personnel and its ability to identify, hire and retain additional senior personnel. In particular, the loss of one or more key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if one or more of the Company's key personnel resigns from the Company to join a competitor or to form a competing company, any resulting loss of existing or potential customers to any such competitor could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices or procedures by such personnel. The Company maintains, and is the beneficiary of, a key person life insurance policy in the face amount of $1.0 million on the life of S. Daniel Shia, the Company's founder, Chairman of the Board and Chief Technical Officer. There can be no assurance that the proceeds from such insurance would be sufficient to compensate the Company in the event of the death of Mr. Shia. The Company does not maintain key person life insurance on any of its other key personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

  Length of Sales Cycle. The Company believes that the period of time between initial customer contact and execution of a license agreement or application development services contract typically ranges from four to nine months. Telecommunications carriers and network equipment vendors typically conduct extensive and lengthy product evaluations before purchasing software or application development services. The Company does not typically receive advance notice of contemplated changes in the budgets and purchasing priorities of its telecommunications equipment vendors and their carrier customers. Curtailment or termination of custom application development projects, decreases in customer budgets or reduction in the purchasing priority assigned to application development, particularly if significant and unanticipated by the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. Carriers and equipment vendors may also encounter delays in their sales cycles of products and services which depend on the implementation of applications built using the Company's software, and may therefore indirectly and adversely impact the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

  Intense Competition. Competition in DSET's markets is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To maintain and improve its competitive position, DSET must continue to develop and introduce, on a timely and cost-effective basis, new products, features and services that keep pace with the evolving needs of its customers. The principal competitive factors affecting the market for the Company's application development tools are product reputation, quality, performance, price, customer support and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use. The Company believes that the principal competitive factors in the market for application development services include compliance with industry standards, quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that the principal competitive factors in the market for carrier-to-carrier applications includes many of the same factors as the market for application development services as well as the ability of such applications to facilitate the flow-through of information between carriers' networks and systems. There can be no assurance that the Company will be able to compete effectively based upon such competitive factors.

  The Company competes in the application development tools market with other software tool providers. The Company's competitors in the markets for application development services and carrier-to-carrier applications include the in-house development staffs of telecommunications carriers, network equipment vendors and systems integrators. Many of its competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater financial, technical, sales, customer support, marketing and other resources. Furthermore, TMN, as an open systems architecture, can lead to increased competition as third parties develop competitive products and services. Competitors may be able to respond more quickly to emerging technologies and changes in customer requirements. See "Business--Competition."

  Customer Concentration. The Company had two, one and one significant customers which accounted for 32%, 18% and 12%, respectively, of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Sales to Hitachi, Ltd. ("Hitachi") and McCaw Cellular Communications ("McCaw Cellular") accounted for approximately 20% and 12% of total revenues, respectively, in the year ended December 31, 1995. Sales to Hitachi accounted for approximately 18% of total revenues in the year ended December 31, 1996. Sales to Samsung Electronics ("Samsung") accounted for approximately 12% of total revenues in the year ended December 31, 1997. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, the Company's revenues from quarter to quarter and business, financial condition and results of operations may be subject to substantial period-to-period fluctuations. In addition, the Company's business, financial condition and results of operations could be materially adversely affected by the failure of customer orders to materialize as and when anticipated, or by deferrals or cancellations of existing application development projects. Other than certain agreements which provide for on-going maintenance revenues or minimum fees for run-time licenses, none of the Company's customers have entered into an agreement requiring on-going minimum purchases from the Company. The Company's application development services agreements generally can be terminated by the customer under certain circumstances with limited advance notice and without significant penalty. Many of the Company's principal customers may also be competitors of the Company. There can be no assurance that the Company's principal customers will continue to purchase products or services from the Company at current levels, if at all. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Customers."

  Risks Associated with Indirect Sales Channels. In order to expand the Company's international sales efforts, the Company has utilized, and expects to continue to utilize, third-party distributors and agents. Indirect sales channels contributed approximately $1.9 million, or 14% of total revenues during the year ended December 31, 1996 and approximately $5.7 million, or 30% of total revenues during the year ended December 31, 1997. There can be no assurance that any existing or future distributors will not become competitors of the Company. Furthermore, selling through indirect channels may limit the Company's information concerning the volume of products sold by the Company's customers to end-users and impede the Company's contact with such end-users. As a result, the Company's ability to forecast revenues accurately, evaluate end-user satisfaction and recognize emerging end-user requirements may be hindered. Moreover, the Company has limited experience in establishing and maintaining indirect distribution channels and there is no assurance that it will do so successfully. Additionally, any failure by the Company's existing and future distributors to generate significant revenues could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business--Sales and Marketing."

  Risks Associated with Year 2000 Problem. The Company generally warrants and has represented to its customers that its products are free from Year 2000 defects. There can be no assurance that the Company's products are Year 2000 compliant, or that the Company's products or applications built with the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products which may expose the Company to claims from its customers. The foregoing could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages. In 1997, the Company conducted a Year 2000 compliance review of its products and determined that versions of one component of its tool suites (versions of ASN.C sold prior to May 1997) were unable to properly interpret four digit dates, including the year 2000 and beyond. The Company notified all of its customers of the problem and its correction in June 1997 and made the correction available on its website free of charge. In addition, the Company provided annual maintenance customers with the correction as part of the subsequent upgrade of the product. Failure of customers to properly implement the correction, or problems with the correction, could cause errors in customers' products which may materially impact the functionality of those products. Additionally, unanticipated costs incurred by the Company in connection with the remediation of its customers' products or any disputes with customers relating to Year 2000 compliance, whether relating to such versions of ASN.C or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Government Regulation and Legal Uncertainties. While the Company's operations are not directly regulated, the Company's existing and potential customers are subject to a variety of United States and foreign governmental regulations. Such regulations may adversely affect the telecommunications industry, limit the number of potential customers for the Company's products and services or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Recently enacted legislation, including the Telecommunications Act of 1996 (the "Telecommunications Act"), deregulating the telecommunications industry may cause changes in the telecommunications industry, including the entrance of new competitors and possible industry consolidation, which could in turn reduce the Company's potential customer base, increase pricing pressures on the Company, decrease demand for the Company's application development tools, application development services and carrier-to-carrier applications, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Currently the Federal Communications Commission ("FCC") and state authorities are implementing the provisions of the Telecommunications Act and several of the decisions by the FCC and state authorities are being challenged in court. For example, in December 1997, a Federal District Court declared unconstitutional provisions of the Telecommunications Act restricting the ability of the Regional Bell Operating Companies (the

"RBOCs") to enter the long distance services market until they have opened their networks to potential competitors. The ruling, if upheld and broadly applied, could adversely affect the market for the Company's products, services and carrier-to-carrier applications. Therefore, the Company cannot at this time predict the extent to which such legislation and related litigation will affect the Company's current and potential customers or ultimately affect the Company's business, results of operations and financial condition. See "Business--Industry Background."

  Risks Relating to Potential Acquisitions. An element of the Company's strategy is to review acquisition prospects that would complement its existing product and service offerings or enhance its technological capabilities or that may otherwise offer growth opportunities. The Company has no current agreements or negotiations pending with respect to any such acquisitions. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations or the price of the Company's Common Stock. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business--Strategy."

  Benefits of this Offering to Current Shareholders. The completion of this offering will provide significant benefits to the current shareholders of the Company, including certain of its directors and executive officers. The Company will not receive any of the net proceeds from the sale of shares by the Selling Shareholders which will be approximately $14.9 million. The completion of this offering will also create a public market for the Common Stock and thereby is likely to increase the market value of the investment by the current shareholders in shares of the Company. Upon the closing of this offering, the difference between the aggregate purchase price paid by the Company's current shareholders for their shares and the aggregate market value of such shares will be approximately $96.9 million, based upon an initial public offering price of $16.00 per share. See "Dilution," "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

  Shares Eligible for Future Sale and Potential Adverse Effect on Market Price. Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 9,303,092 shares of Common Stock. On the date of this Prospectus, in addition to the 3,500,000 shares offered hereby, approximately 459,453 shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 22,472 additional shares of Common Stock which are not subject to the Lock-up Agreements will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 8,326,991 additional shares of Common Stock (including 3,005,824 shares of Common Stock which may be acquired upon the exercise of outstanding options and warrants) will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. BT Alex. Brown may release any or all shares subject to Lock-up Agreements at any time or from time to time without notice. Following this offering, the Company may register an aggregate of up to 5,082,927 shares of

Common Stock issuable under its 1993 Stock Option Plan and 1998 Stock Plan following the 90th day after the date of this Prospectus. Holders of approximately 8,326,991 shares of Common Stock (including 3,005,824 shares of Common Stock that may be acquired pursuant to the exercise of options and warrants held by them) have agreed, pursuant to the Lock-up Agreements, not to offer to sell, contract to sell, transfer, engage in any hedging transaction with respect to or otherwise dispose of such shares for 180 days after the date of this Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 2,648,184 shares of Common Stock and warrants are entitled to certain incidental and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Management--Stock Option Plans," "Description of Capital Stock-- Registration Rights of Certain Holders," "Shares Eligible for Future Sale" and "Underwriting."

  Control By Existing Shareholders. Upon completion of this offering, the Company's executive officers, directors and affiliated entities together will beneficially own approximately 44% of the outstanding shares of Common Stock (39% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, acting together, will be able to control matters requiring approval by the shareholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "Principal and Selling Shareholders."

  No Prior Public Market For Common Stock; Possibility of Volatility of Stock Prices. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. The market prices for securities of technology companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new products or service offerings by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, domestic or international regulatory developments affecting the telecommunications industry, general market conditions, any shortfall in revenues or earnings from expected levels or other failures by the Company to meet expectations of securities analysts and other factors, may have a significant impact on the market price of the Common Stock. See "Underwriting."

  The failure by the Company to identify and elect an additional outside director who satisfies the Nasdaq National Market listing requirements within 90 days after the effective date of this Prospectus or its inability to meet or maintain other criteria for continued listing will result in the delisting of the Company's Common Stock from the Nasdaq National Market. In such event, the liquidity and trading price of the Company's Common Stock would be materially and negatively impacted.

  Anti-Takeover Effect of Certain Charter and By-Law and Other Provisions. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the Board of Directors may adopt, amend or repeal the by-laws of the Company, and the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the Company shall be required for shareholders to adopt, amend or repeal any provision of the by-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a business combination, merger, consolidation, or sale of all or substantially all of the assets of the Company, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; (v) the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions; and (vi) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the provisions of the Company's by-laws and Certificate of Incorporation with respect to indemnification of directors and officers and limitation of director liability. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company.

  In addition, following this offering, the Company will be subject to certain "anti-takeover" provisions of the New Jersey Business Corporation Act which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a shareholder owning 10% or more of the corporation's outstanding voting stock (an "interested shareholder") for a period of five years from the date the shareholder becomes an interested shareholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the shareholders and, therefore, could adversely affect the price of the Company's Common Stock. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options. See "Description of Capital Stock--Preferred Stock," "--Anti-takeover Provisions" and "-- Limitation of Director Liability."

  Broad Management Discretion in Use of Proceeds. The Company currently has no specific plans for use of the estimated net proceeds from this offering. The Company anticipates that such proceeds will be used for general corporate purposes and working capital. As a consequence, the Company's management will have the discretion to allocate the net proceeds to uses that shareholders may not consider desirable, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

  Immediate and Substantial Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution of $11.19 in the net tangible book value per share of their investment from the initial offering price. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby are approximately $36.5 million after deducting the underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Shareholders hereby. See "Principal and Selling Shareholders."

  The principal purposes of this offering are to increase the Company's capitalization and financial flexibility, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets, to provide liquidity to existing shareholders, to provide increased visibility and credibility in a market in which many of the Company's current and potential customers and competitors are or will be publicly held companies, and to enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key personnel.

  The Company expects to use the net proceeds from this offering for general corporate purposes and working capital. The Company has not yet identified specific uses for such proceeds and will have broad discretion over their use and investment. The proceeds of this offering may be used to acquire businesses, technologies or products that complement the Company's business, although the Company has no agreements or understandings with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments. The Company has not and does not propose to engage in activities in a manner or to an extent which would require it to register as an investment company under the Investment Company Act of 1940. See "Risk Factors--Broad Management Discretion in Use of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Company's revolving credit facility with Manufacturers and Traders Trust Company (the "Bank") restricts the Company's ability to pay cash dividends. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company: (i) as of December 31, 1997; and (ii) pro forma as adjusted to give effect to the automatic conversion of all issued and outstanding shares of Series A Stock into 3,043,625 shares of Common Stock and the sale by the Company of 2,500,000 shares of Common Stock offered hereby after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                    AS OF DECEMBER 31, 1997
                                                    ---------------------------
                                                                   PRO FORMA
                                                     ACTUAL       AS ADJUSTED
                                                    -----------  --------------
                                                         (IN THOUSANDS
                                                      EXCEPT SHARE DATA)
Long-term debt, less current portion............... $       112    $       112
                                                    -----------    -----------
Redeemable convertible preferred stock:
  Series A preferred stock, no par value; 750,000
   shares authorized, 676,361 shares issued and
   outstanding, actual; no shares authorized,
   issued and outstanding, pro forma as adjusted...      11,604        --
                                                    -----------    -----------
Shareholders' equity (deficit):
  Preferred stock, no par value; no shares
   authorized, issued or outstanding, actual;
   5,000,000 shares authorized, no shares issued
   and outstanding, pro forma as adjusted..........     --             --
  Common stock, no par value; 40,000,000 shares
   authorized, 6,775,092 shares issued and
   outstanding actual and 9,303,092 shares issued
   and outstanding pro forma as adjusted(1)........       2,538         40,654
  Deferred stock compensation......................        (876)          (876)
  Retained earnings................................       4,937          4,937
  Treasury stock, 3,043,625 shares of common stock
   at cost actual and no shares of common stock,
   pro forma as adjusted...........................     (10,000)       --
                                                    -----------    -----------
   Total shareholders' equity (deficit)............      (3,401)        44,715
                                                    -----------    -----------
    Total capitalization........................... $     8,315    $    44,827
                                                    ===========    ===========

---------------------
(1) Excludes 2,848,493 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1997 at a weighted average exercise price of $2.23 per share, of which options to purchase 1,173,384 shares of Common Stock are exercisable. Also excludes 185,331 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 1997 at an exercise price of $2.18 per share, of which warrants to purchase 46,333 shares of Common Stock are exercisable. Pro forma as adjusted includes 28,000 shares underlying outstanding options which will be exercised and sold upon consummation of this offering. See "Risk Factors--Shares Eligible for Future Sale," "Management--Stock Option Plans" and "Description of Capital Stock--Warrants."

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997 was $8,034,991, or $1.19 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities), by the number of shares of Common Stock outstanding, after giving effect to the conversion into Common Stock of all shares of Series A Stock upon consummation of this offering. After giving effect to the sale of the shares of Common Stock offered by the Company hereby and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $4.81 per share. This represents an immediate increase in such pro forma net tangible book value of $3.62 per share to existing holders and immediate dilution of $11.19 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

   Initial public offering price per share.......................       $16.00
     Pro forma net tangible book value per share as of December
      31, 1997................................................... $1.19
     Increase per share attributable to this offering............  3.62
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         4.81
                                                                        ------
   Dilution per share to new investors...........................       $11.19
                                                                        ======

  The following table summarizes, on a pro forma basis as of December 31, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration per share paid by existing shareholders and by new investors purchasing shares offered by the Company hereby:

                            SHARES PURCHASED(1)   TOTAL CONSIDERATION  AVERAGE
                            ----------------------------------------- PRICE PER
                              NUMBER    PERCENT     AMOUNT    PERCENT   SHARE
                            ----------- --------------------- ------- ---------
   Existing
    shareholders(2)........   6,775,092     73.0% $11,539,639   22.4%  $ 1.70
   New investors...........   2,500,000     27.0%  40,000,000   77.6   $16.00
                            -----------  -------  -----------  -----
     Total.................   9,275,092    100.0% $51,539,639  100.0%
                            ===========  =======  ===========  =====

---------------------
(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 5,775,092, or approximately 62.3% of the total number of shares of Common Stock outstanding after this offering (or 5,250,092 shares and approximately 56.6% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,500,000, or approximately 37.7% of the total number of shares of Common Stock outstanding after this offering (or 4,025,000 shares and approximately 43.4% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders." See Note 2.
(2) Excludes 2,848,493 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1997 at a weighted average exercise price of $2.23 per share, of which options to purchase 1,173,384 shares of Common Stock are exercisable. Also excludes 185,331 shares of Common Stock issuable upon the exercise of warrants outstanding as of December 31, 1997 at an exercise price of $2.18 per share of which warrants to purchase 46,333 shares of Common Stock are exercisable. Also excludes 28,000 shares underlying outstanding options which will be exercised and sold upon consummation of this offering. Additional dilution will occur upon exercise of outstanding options and warrants. See "Risk Factors--Shares Eligible for Future Sale," "Management--Stock Option Plans" and "Description of Capital Stock--Warrants."

                            SELECTED FINANCIAL DATA

  The following data, as it relates to the years 1995, 1996 and 1997 has been derived from annual financial statements audited by Price Waterhouse LLP, independent accountants, including the balance sheets as of December 31, 1996 and 1997 and the related statements of income, of changes in cumulative redeemable convertible preferred stock and shareholders' equity (deficit) and of cash flows for the three years ended December 31, 1997 and notes thereto appearing elsewhere herein. The selected financial data as of, and for the period ended, December 31, 1994 has been derived from audited financial statements not included in this Prospectus. The selected financial data as of, and for the period ended, December 31, 1993 has been derived from unaudited financial statements not included in this Prospectus. The unaudited financial data includes all adjustments consisting only of normal, recurring adjustments that the Company considers necessary for fair presentation of the financial position and results of operations for these periods. The following should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" appearing elsewhere in this Prospectus:

                                             YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                      1993    1994    1995     1996      1997
                                     ------- ------- -------  -------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
 Revenues:
 License revenues..................  $ 1,456 $ 2,838 $ 5,734  $ 7,005  $ 10,850
 Service revenues..................      245   1,172   2,179    6,111     8,515
                                     ------- ------- -------  -------  --------
  Total revenues...................    1,701   4,010   7,913   13,116    19,365
                                     ------- ------- -------  -------  --------
 Cost of revenues:
 License revenues..................      --       17      74      133     1,274
 Service revenues..................       81     301     436    2,149     3,405
                                     ------- ------- -------  -------  --------
  Total cost of revenues...........       81     318     510    2,282     4,679
                                     ------- ------- -------  -------  --------
 Gross profit......................    1,620   3,692   7,403   10,834    14,686
                                     ------- ------- -------  -------  --------
 Operating expenses:
 Sales and marketing...............      482   1,444   2,588    4,255     4,986
 Research and product development..      426     517     865    1,328     3,299
 General and administrative........      329     860   1,297    2,381     2,881
                                     ------- ------- -------  -------  --------
  Total operating expenses.........    1,237   2,821   4,750    7,964    11,166
                                     ------- ------- -------  -------  --------
 Operating income..................      383     871   2,653    2,870     3,520
                                     ------- ------- -------  -------  --------
Net income.........................  $   227 $   572 $ 1,705  $ 2,013  $  2,469
                                     ======= ======= =======  =======  ========
Net income per common share........  $  0.04 $  0.10 $  0.28  $  0.37  $   0.45
Weighted average number of common
 shares outstanding................    5,330   5,760   6,003    3,309     3,567
Net income per common share
 assuming dilution.................  $  0.04 $  0.10 $  0.26  $  0.27  $   0.30
Weighted average number of common
 shares and common equivalent
 shares outstanding................    5,333   5,807   6,490    7,393     8,346
Pro forma:(1)
 Net income per common share.......                                    $   0.37
 Weighted average number of common
  shares outstanding...............                                       6,610
 Net income per common share
  assuming dilution................                                    $   0.30
 Weighted average number of common
  shares and common equivalent
  shares outstanding...............                                       8,346
                                                   DECEMBER 31,
                                     ------------------------------------------
                                      1993    1994    1995     1996      1997
                                     ------- ------- -------  -------  --------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents and
  marketable securities............  $   195 $   312 $ 7,004  $ 1,778  $  3,206
 Working capital...................      584   1,113   2,541    4,284     6,276
 Total assets......................    1,590   2,651  10,424    7,445    13,315
 Series A preferred stock..........      --      --    9,943   10,744    11,604
 Retained earnings.................      346     918   2,117    3,328     4,937
 Total shareholders' equity
  (deficit)........................    1,069   1,641  (6,669)  (5,410)   (3,401)

---------------------
(1) Gives effect to the automatic conversion of all issued and outstanding shares of Series A Stock into 3,043,625 shares of Common Stock. See "Description of Capital Stock."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  This prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus which could cause actual results to differ materially from those indicated by such forward-looking statements, including the matters set forth under the caption "Risk Factors."

GENERAL

  The Company designs, develops, markets and supports an integrated suite of object-oriented application development tools and provides custom application development services, both of which facilitate the rapid development of TMN-compliant network management applications for the global telecommunications industry. The Company also offers complete carrier-to-carrier applications which facilitate the flow of business information between carriers. From its founding in 1989, the Company has focused on distributed concurrent object technology and the creation of applications that could be distributed among many processors. Additionally, the Company developed extensive knowledge of requirements for multiple protocols and multi-vendor communications as well as real time operating systems. In the early 1990's, the Company made a strategic decision to focus on creating suites of tools that facilitate the development of TMN solutions. Substantially all of the Company's revenues to date has been derived from application development tools and services based on TMN standards. The Company's success will depend on continued growth in the market for advanced telecommunications products and services. In the years ended December 31, 1996 and 1997, the Company derived approximately 53.4% and 56.0%, respectively, of its total revenues from license revenues and approximately 46.6% and 44.0%, respectively, of its total revenues from service revenues.

  In the two years ended December 31, 1997, the Company's total revenues increased to $19.4 million, or 144.7%. In conjunction with such revenue growth, from January 1, 1996 through December 31, 1997, the Company's staff increased 172% from 46 to 125 full-time employees.

  DSET's license revenues are derived from the sale of its application development tools to customers under contracts which generally provide for license fees and run-time license fees. The Company licenses its tools on both a suite and individual component basis. Prices for development licenses of the Company's tool suites typically range from approximately $150,000 to $250,000, depending on the number of licensed components and development users. The Company's license agreements also typically provide for the payment of run-time license fees at the time of deployment by equipment vendors to telecommunications carriers of network devices which have embedded applications built with the Company's software. A run-time license permits an equipment vendor to incorporate applications developed with the Company's software tools in such vendor's telecommunications network devices. As such equipment is deployed by the equipment vendor to an end user, the Company is entitled to a run-time license fee. License revenues from development licenses are recognized at the time the product is delivered to the customer. Run-time license fees are recognized as the Company is notified of such deployment. Notification is typically received from customers pursuant to quarterly reports or via purchase orders for individual licenses.

  The Company's service revenues are comprised of fees derived from application development services, maintenance fees, and other revenues generated from customer support services. The Company's application development services projects are generally individually negotiated and contracted for on a fixed price basis. Prices for such projects vary depending upon the size and scope of the project and estimated time to completion. Revenues from application development services are generally recognized on a percentage of completion basis calculated as direct labor costs are incurred in relation to estimated total costs at completion for each project. The cumulative impact of revisions in percentage of completion estimates is reflected in the period in which the revisions are made. Maintenance services, for which the

Company typically charges 18% annually of the total amount paid by the customer for the products licensed, may be purchased at the customer's option. Maintenance fees are recognized as revenue over the term of the maintenance period, which is typically a 12-month term.

  The Company had two, one and one significant customers which accounted for 32%, 18% and 12%, respectively, of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Sales to Hitachi and McCaw Cellular accounted for approximately 20% and 12% of total revenues, respectively, in the year ended December 31, 1995. Sales to Hitachi accounted for approximately 18% of total revenues in the year ended December 31, 1996. Sales to Samsung accounted for approximately 12% of total revenues in the year ended December 31, 1997. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, the Company's revenues from quarter to quarter and business, financial condition and results of operations may be subject to substantial period-to-period fluctuations.

  The Company's costs of license revenues consist primarily of royalties paid to third party software companies. The Company generally is not contractually obligated to minimum royalty payments. Costs of service revenues include primarily payroll, related benefit costs, personnel and other operating expenses. Sales and marketing expenses consist of salaries, commissions and bonuses paid to sales and marketing personnel, as well as travel and promotional expenses. Research and product development expenses encompass primarily software engineering personnel costs, costs of third-party equipment and software utilized for development purposes. Research and product development expenses are generally charged to operations as such costs are incurred. The Company's research and development projects are evaluated for technological feasibility in order to determine whether they meet capitalization requirements. General and administrative expenses are comprised of personnel costs and occupancy costs for administrative, executive and finance personnel. The Company has recorded deferred compensation expense of $875,835 for the difference between the exercise price and the deemed fair market value of certain shares of the Company's Common Stock underlying options granted during the year ended December 31, 1997. The compensation expense attributable to 1997 was deemed immaterial by the Company. However, of the total deferred compensation expense, approximately $328,000 will be recognized as compensation expense during the year ended December 31, 1998. The remainder will be amortized over the ensuing three year period. See Note 6 to Notes to Financial Statements.

  The Company markets and sells its products and services through a direct sales force in the United States and directly and indirectly though distributors in South America, Europe, Israel and Asia. Typically, distributors receive a commission of 30% of the sale price of the Company's products and 10% of any maintenance and training sales. Commissions are payable only after the Company's receipt of the total revenues for such sale. In May 1997, the Company entered into a joint venture with ATOS, S.A. to form TMN Tools, S.A. ("TMN Tools"), which serves as the Company's exclusive sales and marketing arm in Europe and Israel. The Company owns 49% of the outstanding equity securities of TMN Tools.

  The Company derives a large portion of its revenues from international sales which constituted approximately 38% and 27% of the Company's total revenues in 1996 and 1997, respectively. The Company's international sales currently are United States dollar-denominated. As a result, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products and services less competitive in international markets. See "Risk Factors--Risks Associated with International Operations."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain financial data as a percentage of total revenues:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
Revenues:
  License revenues...................................    72.5%    53.4%    56.0%
  Service revenues...................................    27.5     46.6     44.0
                                                      -------  -------  -------
    Total revenues...................................   100.0    100.0    100.0
                                                      -------  -------  -------
Cost of revenues:
  License revenues...................................     0.9      1.0      6.6
  Service revenues...................................     5.5     16.4     17.6
                                                      -------  -------  -------
    Total cost of revenues...........................     6.4     17.4     24.2
                                                      -------  -------  -------
Gross profit.........................................    93.6     82.6     75.8
                                                      -------  -------  -------
Operating expenses:
  Sales and marketing................................    32.7     32.4     25.7
  Research and product development...................    10.9     10.1     17.0
  General and administrative.........................    16.4     18.2     14.9
                                                      -------  -------  -------
    Total operating expenses.........................    60.0     60.7     57.6
                                                      -------  -------  -------
Operating income.....................................    33.6     21.9     18.2
                                                      -------  -------  -------
  Net income.........................................    21.5%    15.3%    12.7%
                                                      =======  =======  =======

  Years Ended December 31, 1997 and 1996

  Revenues. Total revenues increased 47.6% to $19.4 million in 1997 from $13.1 million in 1996. License revenues increased by 54.9% to $10.9 million in 1997 from $7.0 million in 1996. This increase was primarily attributable to an increase in market acceptance of the Company's TMN-based tools and, to a lesser extent, distribution by the Company of the Marben OSI Stack. Service revenues increased 39.3% to $8.5 million in 1997 from $6.1 million in 1996. This increase was attributable primarily to the initiation of several major projects in 1997, including a $2.5 million contract with Samsung, which resulted in the recognition of $2.2 million in revenues in 1997. Samsung accounted for approximately 12% of total revenues in 1997.

  Gross profit. The Company's gross profit increased 35.6% to $14.7 million in 1997 from $10.8 million in 1996. Gross profit percentage decreased from 82.6% of total revenues in 1996 to 75.8% in 1997. The decline in the gross profit percentage for license revenues from 98.1% in 1996 to 88.3% in 1997 was due primarily to the commencement of sales of third party software upon which royalties must be paid. The decline in gross profit percentage for service revenues from 64.8% of service revenues in 1996 to 60.0% in 1997 was attributable primarily to higher personnel costs in 1997.

  Sales and marketing expenses. Sales and marketing expenses increased 17.2% to $5.0 million in 1997 from $4.3 million in 1996, but decreased from 32.4% to 25.7% of total revenues. The increase in sales and marketing expenses in absolute dollars was primarily attributable to increased personnel costs partially offset by lower sales-related operating expenses.

  Research and product development expenses. Research and product development expenses increased 148.5% to $3.3 million in 1997 from $1.3 million in 1996, and increased from 10.1% to 17.0% of total revenues. The increase in research and product development expenses both in absolute dollars and as a percentage of total revenues was due primarily to an increase in staffing which approximately doubled period over period.

  General and administrative expenses. General and administrative expenses increased 21.0% to $2.9 million in 1997 from $2.4 million in 1996, but decreased from 18.2% to 14.9% of total revenues. The increase in general and administrative expenses in absolute dollars was due primarily to the addition of key management personnel, the investment in additional administrative and accounting operating systems, and the addition of support personnel.

  Income taxes. The Company's effective tax rate was 32% for 1997 and 1996. Such effective tax rates were lower than the statutory tax rates due primarily to research and development tax credits.

  Years Ended December 31, 1996 and 1995

  Revenues. Total revenues increased 65.8% to $13.1 million in 1996 from $7.9 million in 1995. License revenues increased 22.2% to $7.0 million in 1996 from $5.7 million in 1995. This increase was primarily attributable to an increased demand for the Company's agent tools products. Service revenues increased 180.5% to $6.1 million in 1996 from $2.2 million in 1995. This increase was attributable primarily to the establishment of a separate group within the Company devoted to third party application development. In 1996, sales to Hitachi accounted for approximately 18% of the Company's total revenues.

  Gross profit. The Company's gross profit increased 46.3% to $10.8 million in 1996 from $7.4 million in 1995. Gross profit percentage decreased from 93.6% in 1995 to 82.6% in 1996. The primary reason for the decrease in gross profit percentage was the introduction of significant application development services for the first time in 1996. The margins on development services typically are significantly lower than the margins on product licenses.

  Sales and marketing expenses. Sales and marketing expenses increased 64.4% to $4.3 million in 1996 from $2.6 million in 1995, but remained relatively constant at 32.7% and 32.4% of total revenues for such respective periods.

  Research and product development expenses. Research and product development expenses increased 53.5% to $1.3 million in 1996 from $865,000 in 1995, which constituted a slight decrease from 10.9% to 10.1% of total revenues from 1995 to 1996. The increase in research and product development expenses in absolute dollars was due primarily to expansion in the number of projects under development and the increase in personnel.

  General and administrative expenses. General and administrative expenses increased 83.5% to $2.4 million in 1996 from $1.3 million in 1995, and increased as a percentage of total revenues from 16.4% to 18.2%. The increase in general and administrative expenses was due primarily to increased personnel costs associated with the establishment of both human resources and legal departments as well as expansion of the finance and accounting department to support the Company's revenue growth.

  Income taxes. The Company's effective tax rate was 32% and 37% in 1996 and 1995, respectively. The decrease in the Company's effective tax rate resulted primarily from greater utilization of research and development tax credits in 1996.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain condensed unaudited quarterly financial information for each of the eight most recent quarters in the period ended December 31, 1997. This information is derived from unaudited financial statements of the Company that include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of operations for such periods. This table should be read in conjunction with the audited Financial Statements of the Company and notes thereto beginning on page F-1 of this Prospectus.

                                                       QUARTER ENDED
                         -------------------------------------------------------------------------
                         MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,
                           1996     1996     1996      1996     1997     1997     1997      1997
                         -------- -------- --------- -------- -------- -------- --------- --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  License revenues......  $1,451   $1,400   $1,775    $2,379   $1,482   $2,524   $2,654    $4,190
  Service revenues......   1,070    1,721    1,835     1,486    1,712    2,514    2,535     1,754
                          ------   ------   ------    ------   ------   ------   ------    ------
    Total revenues......   2,521    3,121    3,610     3,865    3,194    5,038    5,189     5,944
                          ------   ------   ------    ------   ------   ------   ------    ------
Cost of revenues:
  License revenues......      77       11       33        13       70      519      375       310
  Service revenues......     365      553      622       608      689      827    1,117       772
                          ------   ------   ------    ------   ------   ------   ------    ------
    Total cost of
     revenues...........     442      564      655       621      759    1,346    1,492     1,082
                          ------   ------   ------    ------   ------   ------   ------    ------
Gross profit............   2,079    2,557    2,955     3,244    2,435    3,692    3,697     4,862
                          ------   ------   ------    ------   ------   ------   ------    ------
Operating expenses:
  Sales and marketing...   1,082      834    1,128     1,211      791    1,183    1,286     1,726
  Research and product
   development..........     301      330      345       352      709      776      754     1,060
  General and
   administrative.......     464      562      569       786      649      589      707       936
                          ------   ------   ------    ------   ------   ------   ------    ------
    Total operating
     expenses...........   1,847    1,726    2,042     2,349    2,149    2,548    2,747     3,722
                          ------   ------   ------    ------   ------   ------   ------    ------
Operating income........     232      831      913       895      286    1,144      950     1,140
                          ------   ------   ------    ------   ------   ------   ------    ------
Income before taxes.....     276      851      924       919      306    1,166      984     1,190
                          ------   ------   ------    ------   ------   ------   ------    ------
Net income..............  $  187   $  576   $  626    $  623   $  205   $  782   $  660    $  822
                          ======   ======   ======    ======   ======   ======   ======    ======

  The following table sets forth certain financial data expressed as a percentage of total revenues:

                                                      .QUARTER ENDED
                         -------------------------------------------------------------------------
                         MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31,
                           1996     1996     1996      1996     1997     1997     1997      1997
                         -------- -------- --------- -------- -------- -------- --------- --------
Revenues:
  License revenues......   57.6%    44.9%     49.2%    61.6%    46.4%    50.1%     51.1%    70.5%
  Service revenues......   42.4     55.1      50.8     38.4     53.6     49.9      48.9     29.5
                          -----    -----     -----    -----    -----    -----     -----    -----
    Total revenues......  100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0
                          -----    -----     -----    -----    -----    -----     -----    -----
Cost of revenues:
  License revenues......    3.1      0.4       0.9      0.3      2.2     10.3       7.2      5.2
  Service revenues......   14.5     17.7      17.2     15.7     21.6     16.4      21.5     13.0
                          -----    -----     -----    -----    -----    -----     -----    -----
    Total cost of
     revenues...........   17.6     18.1      18.1     16.0     23.8     26.7      28.7     18.2
                          -----    -----     -----    -----    -----    -----     -----    -----
Gross profit............   82.4     81.9      81.9     84.0     76.2     73.3      71.3     81.8
                          -----    -----     -----    -----    -----    -----     -----    -----
Operating expenses:
  Sales and marketing...   42.9     26.7      31.2     31.3     24.7     23.5      24.8     29.0
  Research and product
   development..........   11.9     10.6       9.6      9.1     22.2     15.4      14.5     17.8
  General and
   administrative.......   18.4     18.0      15.8     20.3     20.3     11.7      13.6     15.8
                          -----    -----     -----    -----    -----    -----     -----    -----
    Total operating
     expenses...........   73.2     55.3      56.6     60.7     67.2     50.6      52.9     62.6
                          -----    -----     -----    -----    -----    -----     -----    -----
Operating income........    9.2     26.6      25.3     23.3      9.0     22.7      18.4     19.2
                          -----    -----     -----    -----    -----    -----     -----    -----
Income before taxes.....   10.9     27.3      25.6     23.8      9.6     23.1      19.0     20.0
                          -----    -----     -----    -----    -----    -----     -----    -----
Net income..............    7.4%    18.5%     17.3%    16.1%     6.4%    15.5%     12.7%    13.8%
                          =====    =====     =====    =====    =====    =====     =====    =====

  Demand for the Company's products generally is higher during the fourth quarter, primarily due to capital spending trends by telecommunications companies which has resulted in higher license revenues in those periods and lower license revenues in the first quarter. The Company anticipates that its business will continue to be subject to such seasonal variations.

  The operating results for any quarter are not necessarily indicative of results which may be obtained for any future period. Due to the relatively fixed nature of certain of the Company's costs, including personnel and facilities costs, a decline in revenue, failure to achieve expected revenue in any fiscal quarter or unanticipated variations in billing and utilization rates of service personnel would result in lower profitability in that quarter. The Company's quarterly results may fluctuate as a result of a variety of factors, many of which are not within the Company's control, including timing and levels of hardware and software purchases by customers, the timing, size and stage of development projects, new product and service introductions by the Company or its competitors, levels of market acceptance for the Company's products and services, or the hiring of additional personnel. In addition, the Company's revenues generally have been, and likely will continue to be in the near term, derived from a relatively small number of sales transactions and fixed price development projects and, therefore any delays in closing such engagements or the failure to accurately estimate the resources necessary to complete fixed price contracts will have a material adverse impact on the Company's results of operations for that period. In addition, the Company historically has recognized a large portion of its revenues from sales in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Furthermore, the Company's revenues are partly dependent upon run-time license fees which may fluctuate from period to period depending upon the size and timing of deployments by equipment vendors to telecommunications carriers of network devices which have embedded applications built with the Company's software. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in 1989, the Company has financed its operations primarily through cash generated by operations. At December 31, 1997, the Company's cash, cash equivalents and marketable securities aggregated approximately $3.2 million, of which cash and cash equivalents aggregated approximately $2.1 million. The Company's working capital was $4.3 million and $6.3 million at December 31, 1996 and 1997, respectively.

  Accounts receivable increased from $4.5 million at December 31, 1996 to $7.6 million at December 31, 1997 primarily as a result of the increase in billings in the fourth quarter of 1997 as compared to the fourth quarter of 1996. In addition, the Company billed $889,560 to a major customer which related to an application development contract, all of which remained in accounts receivable at December 31, 1997. The Company bills its maintenance contracts on an annual basis. A significant portion of such billing occurs in the fourth quarter. Three customers comprised an aggregate of 49% of accounts receivable at December 31, 1996, and one customer comprised 12% of accounts receivable at December 31, 1997.

  The Company bills its customers, several of which are based in Korea and Japan, in U.S. dollars at agreed-upon contractual terms. The Company has not experienced any significant negative effects on its liquidity as a result of the volatility and devaluation trends that recently have been experienced in certain Asian markets. Accounts receivable at December 31, 1997 includes approximately $1.5 million from customers in this region.

  The Company has an unsecured revolving credit facility with the Bank pursuant to which it may borrow up to a maximum of $3.0 million. Amounts outstanding under such facility bear interest at the Bank's prime rate less 0.25% on aggregate principal amounts outstanding of $1.0 million or less and at the Bank's prime rate to the extent aggregate principal amounts exceed $1.0 million. The Company also has certain LIBOR options. No borrowings under the revolving credit facility were outstanding as of December 31, 1997. The credit facility contains, among other provisions, a covenant which restricts the Company's ability to pay cash dividends.

  The Company's capital expenditures were approximately $708,000 and $808,000 for the years ended December 31, 1996 and 1997, respectively. Although the Company anticipates higher levels of equipment and facilities-related expenditures in the foreseeable future, such future expenditures are not anticipated to be significantly higher as a percentage of total revenues as compared to prior periods.

  The Company has been notified by the Internal Revenue Service that the Company is being audited for the fiscal year ended December 31, 1995. Although the Company does not believe that it will have any additional tax liability for such period, the audit is in its early stages and the Company is unable to determine the impact, if any, of such audit. The Company also has been notified by the State of New Jersey Division of Taxation (the "Division") that it has commenced an audit of the Company's tax returns. The Division has not yet identified the periods to be audited. Accordingly, the Company is unable to determine the impact, if any, of the Division's audit, although the Company does not believe such audit will result in any additional material tax liability.

  The Company believes that its existing available cash, credit facility and the cash flow expected to be generated from operations, together with the proceeds of this offering, will be adequate to satisfy its current and planned operations for at least the next 12 months. There can be no assurance, however, that the Company will not require additional financing prior to such time to fund its operations or possible acquisitions.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" was issued in February 1997 and replaces Accounting Principles Board ("APB") Opinion No. 15. The new statement simplifies the computations of earnings per share ("EPS") by replacing the presentation of primary EPS with basic EPS, which is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS under the new statement is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Early application was prohibited. See Note 12 to Notes to Financial Statements.

  SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in 1995. This statement requires companies to measure stock compensation plans based on the fair value method of accounting or to continue to apply APB Opinion 25, "Accounting for Stock Issued to Employees" and provide pro forma footnote disclosure under the fair value method. Effective in December 1996, the Company adopted the disclosure-only provisions of SFAS No. 123 and continues to follow APB Opinion 25 and related interpretations to account for the Company's stock compensation plans.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management believes that the adoption of SFAS No. 130 will not have a material impact on the financial statements.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes the adoption of SFAS No. 131 will not have a material impact on the financial statements.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition," which is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Statement of Position governs the recognition of revenue by enterprises that license, sell, lease or otherwise market software, except where software is incidental to the products or services being offered as a whole. Application of this Statement of Position is not expected to have a material impact on the Company's financial statements.

                                   BUSINESS

OVERVIEW

  DSET is a leading provider of telecommunications network management solutions, including industry-standard application development tools, custom application development services and carrier-to-carrier network applications. Telecommunications carriers and equipment vendors utilize the Company's tools and development services to build applications which facilitate the remote management of network devices, the rapid implementation of new telecommunication services and the flow-through of information to higher level applications, such as billing, ordering and provisioning systems. The Company's tools are also used by the Company and by its customers to build carrier-to-carrier applications which are designed to facilitate the flow-through of information between carriers' networks and systems. These solutions are based on the TMN standard, which defines the APIs and communication protocols required to ensure interoperability within and between carrier networks that incorporate devices deployed from multiple vendors. The Company's customers include AT&T, BellSouth, MCI, Advanced Fibre Communications, Ciena, Fujitsu, Hitachi, Lockheed Martin IMS, Lucent, Samsung, Tekelec and Tellabs.

INDUSTRY BACKGROUND

  Telecommunications carriers face an increasingly competitive and complex market environment due to continued deregulation and privatization of the global telecommunications industry. The divestiture of AT&T in 1984, and the resulting creation of the RBOCs, led to increased competition in domestic telephony markets. The breakup of AT&T also opened the United States market to global telecommunications equipment vendors which were previously disadvantaged in competing with AT&T's equipment division. In the early 1990's, further deregulation of the United States long distance market created the need for connectivity between competitive carrier networks and applications to facilitate customer choice of carriers. Throughout this period, the RBOCs continued to have relative monopolies in the local telephone service market. The Telecommunications Act mandated broader domestic deregulation which created competition among local exchange and long distance carriers for the right to provide local and long distance service. Internationally, privatization of state-owned carriers and the opening of previously closed markets have led to investment in new network infrastructures and increased competition worldwide.

  Today, domestic and international carriers must not only compete with new entrants in the market, but also with cable companies, wireless carriers and Internet service providers for traditional and enhanced voice services, data services, Internet access and emerging video services. This increase in competition is forcing carriers to provide a broad range of services in order to differentiate themselves among their competitors.

  In response to these dramatic industry changes, carriers are investing aggressively in new technologies and equipment to enhance access to their networks and expand systems capacity, or bandwidth. As a result, telecommunications equipment vendors are integrating new technologies into their products that improve network access and increase network bandwidth, enabling carriers to deliver new services at enhanced performance levels. Examples of such new products include next generation digital loop carrier systems, wireless local loop systems, SONET/SDH multiplexers, WDMs, ATM switches and digital subscriber line products. Equipment vendors and carriers are also implementing new applications for the deployment of advanced voice and data services across the Advanced Intelligent Network, a supplementary network that operates in conjunction with the carriers' current telephone networks.

  Carriers rely on network management systems ("NMS") and OSSs to manage their telecommunications networks and to deploy services. These software systems, among other functions, automate service provisioning and enable the remote monitoring and maintenance of thousands of network devices and millions of network components. The proliferation of new communication technologies, products and services, and pressure to provision them quickly and cost-effectively, has placed increased demands on the operations, administration and management of carrier networks. In addition, the Telecommunications Act of 1996 mandated access to carriers' OSSs in order to enable the flow-through provisioning of services between the incumbent and new local carriers. For example, a new carrier-to carrier application is local number portability ("LNP"), which enables a customer to move from one local exchange carrier to another without a change in telephone number. LNP and other carrier-to-carrier applications require a significant amount of information to be exchanged electronically between the carriers' NMSs and OSSs, which may utilize various messaging, management and communication protocols. This information exchange requires an industry standard architecture to ensure interoperability between carriers' networks and systems.

  As a result, carriers increasingly require that network management solutions comply with TMN, an industry standard architecture developed by the International Telecommunications Union. TMN defines the APIs and communication protocols necessary to enable interoperability within and between carrier networks that incorporate devices deployed from multiple vendors. Even with the benefits of a standards-based approach, the task of developing TMN-compliant applications typically is complex, costly and time consuming. Such complexity has resulted in increased time-to-market pressures (i) for the equipment vendors which must provide new TMN-compliant devices to their carrier customers and (ii) for the carriers which must deliver new service offerings to their business and residential consumers. In addition, the complex development process is complicated by a shortage of experienced TMN software developers. Consequently, carriers and equipment vendors are increasingly relying upon TMN-based application development tools to simplify the internal development of TMN-compliant applications as well as outsourcing complex TMN development projects.

THE DSET SOLUTION

  DSET provides TMN-compliant application development tools, custom application development services and carrier-to-carrier applications. Telecommunications carriers and equipment vendors utilize the Company's tools and development services to build a full range of TMN agent and manager applications. Agent applications built with DSET tools are incorporated in network devices and enable the remote management of such devices and the rapid implementation of new telecommunications services. Manager applications built with DSET tools interact with the agent applications to direct the flow-through of information to higher level applications, such as billing, ordering and provisioning systems. The Company's tools are also used by the Company and its customers to build carrier-to-carrier applications which facilitate the flow-through of information between carriers' networks and systems.

  The Company's highly functional, flexible and scalable TMN-compliant application development tools and application development capabilities (i) enable the management of large and complex telecommunication networks by allowing carriers to remotely manage thousands of network devices in a multi-vendor environment, (ii) facilitate the rapid provisioning of new and enhanced services such as Internet access, video conferencing and advanced voice capabilities and (iii) expedite the development of carrier-to-carrier applications, allowing carriers to quickly and cost effectively enter new markets.

STRATEGY

  The Company's objective is to become the leading provider of industry-standard network management solutions for evolving telecommunications networks. The Company's strategy involves the following key elements:

  . Extend Technological Leadership. The Company has extensive technical experience in TMN-compliant technologies and intends to continue to invest its resources to improve and expand its products and application development services to ensure compatibility with existing and emerging technologies. The Company's product development engineering staff has focused on the TMN requirements for multiple protocols, multi-vendor communications, distributed processing and real-time operating systems and is building new products based on CORBA and the C++ APIs endorsed by the Network Management Forum ("NMF"). DSET's development efforts are also focused on simplifying the use of the key technologies underlying TMN, such as Guideline for the Definition of Managed Objects ("GDMO"), Abstract Syntax Notation 1 ("ASN.1"), Common Management Information Protocol ("CMIP"), and Open Systems Interconnection ("OSI"), as well as evaluating emerging technologies such as Java.

  . Expand Application Development Services. The Company intends to increase the number, size and scope of its application development projects by expanding its application development staff and broadening its technological competence. DSET has assembled a team of application development engineers with TMN expertise to provide application development services to telecommunications equipment vendors and carriers worldwide. The Company intends to continue to expand its service offerings, which currently include system design, information modeling, complete "end-to-end" development, integrated testing and test plan simulations and design optimization services for rapid solution deployment.

  . Deliver a Suite of Carrier-to-Carrier Applications. The Company intends to continue to utilize its application development tools and leverage the experience of its application development staff to deliver new carrier-to-carrier applications. For example, the Company is utilizing the experience gained from building a local service management system ("LSMS") for the emerging LNP market to develop additional LNP applications such as service order activation ("SOA") systems. In addition, the Company intends to expand its offerings by developing carrier-to-carrier gateway products.

  . Expand Sales and Distribution Capabilities. The Company intends to continue expanding its sales, marketing and distribution capabilities in order to capitalize on opportunities in the global market. During 1997, the Company increased its direct sales force from four to eight sales managers who focus their efforts on potential opportunities in North and South America. The Company utilizes multiple non-exclusive international distributors and agents in Asia and the Pacific Rim. In 1997, the Company established a joint venture with ATOS, S.A. for exclusive distribution of its products and services in Europe and Israel. In addition, the Company is targeting telecommunications equipment vendors and systems integrators to resell the Company's carrier-to-carrier applications.

  . Pursue Strategic Acquisitions. The Company intends to pursue acquisitions of complementary businesses or technologies in order to expand its products and services offerings, to add technical or sales personnel or to obtain additional customer relationships. As part of its strategy, in May 1997, the Company acquired the assets of Marben Products, Inc. and the exclusive distribution rights in the Americas and Asia for complementary telecommunications products, including the Marben OSI Stack.

PRODUCTS AND SERVICES

  The Company designs, develops, markets and supports an integrated suite of object-oriented application development tools and provides custom application development services, both of which facilitate the rapid development of network management applications for the global telecommunications industry. The Company also offers complete carrier-to-carrier applications which facilitate the flow of business information between carriers. Telecommunications carriers and equipment vendors utilize the Company's tools and development services to build a full range of TMN agent and manager applications.

 APPLICATION DEVELOPMENT TOOLS

  DSET's application development tools enable its customers to rapidly create scalable solutions for the management of network devices within wireline or wireless telecommunications networks. The Company offers two suites of TMN-compliant application development tools, the TMN Agent Tool Suite and the TMN Manager Tool Suite. Telecommunications equipment vendors utilize the Company's TMN Agent Tool Suite to build agent applications that are embedded in their network devices and subsequently sold to and deployed by carriers. Such network devices include SONET multiplexers, WDMs, digital loop carrier systems, wireless base station controllers and ATM switches. Carriers utilize the TMN Manager Tool Suite to build element management systems that assist in remotely managing network devices from a specific vendor and facilitate the flow-through of information to higher level applications within the network management infrastructure. The Company's application development tools are used by its customers, as well as the Company's applications developers, to build carrier-to-carrier applications.

 TMN Agent Tool Suite

  TMN agent applications built with DSET tools are incorporated in network devices and enable the remote management of the devices and the implementation of new services, such as Internet access, video conferencing and advanced voice capabilities. This suite of agent tools includes:

  Visual Agent Builder               GDMO Agent Toolkit
  Visual Agent Tester                CMIP Translator
  CMIS/ROSE                          OODB Interfaces
  Distributed Systems Generator      Information Modeling Tools
  ASN.C Compiler                     Cross Development Kits
  GDMO Compiler                      OSI, RFC 1006, GR-303 Protocol Stacks

 TMN Manager Tool Suite

  TMN manager applications built with DSET tools generally reside on UNIX or Windows NT workstations and interact with the agent applications to facilitate the monitoring of network devices and to direct the flow-through of information to higher level applications, such as billing, ordering and provisioning systems, within the network management infrastructure. This suite of manager tools, which incorporates certain components of the TMN Agent Tool Suite, includes:

  Manager Code Generator             ASN.C Compiler
  Manager Tester                     GDMO Compiler
  CMIS/ROSE                          OSI, RFC 1006, GR-303 Protocol Stacks
  Distributed Systems Generator

  The OSI Stack and Information Modeling Tools are distributed by the Company pursuant to distribution arrangements with ATOS, S.A. and Erisoft AB, respectively. The Company's tools share a common software architecture enabling a wide range of platform, operating system and communication protocol independence. The development tools operate in UNIX and Windows NT operating systems and are supported on platforms from Sun Microsystems, Hewlett Packard, IBM and Digital Equipment Corporation. The Company also provides cross-platform toolkits so that the agent applications can be ported to run under real time operating systems. The Company's products operate with leading real time operating systems, including pSOS, VxWorks and VRTX, and also support a variety of communication protocols, including OSI, RFC 1006, TCP/IP and GR-
303. This cross-platform support enables DSET's customers, when switching platform vendors, to preserve their investment in applications built with DSET's tools.

  The Company licenses its tools on both a suite and individual component basis. Prices for development licenses of the tool suites typically range from approximately $150,000 to $250,000, depending on the number of licensed components and development users. The Company's license agreements also typically provide for the payment of run-time license fees for applications built with DSET tools when such applications are shipped to end-users by the licensee.

 APPLICATION DEVELOPMENT SERVICES

  DSET's professional services organization offers a broad range of value-added application development services to its customers. DSET currently offers system design, information modeling, complete "end-to-end" development, integrated testing and test plan simulations, and design optimization services for rapid solution deployment. The Company has assembled a team of application engineers with expertise in GDMO, ASN.1, CMIP, OSI, TCP/IP and GR-303, the key technologies underlying TMN, as well as PCS and GSM, to provide application development services to telecommunications equipment vendors and carriers worldwide. The organization utilizes DSET's tools and TMN expertise to develop agent, manager and carrier-to-carrier applications. The Company generally retains the right to rebuild similar applications for other customers.

  The Company's application development services projects are generally individually negotiated and contracted for on a fixed price basis with performance and payment milestones. Prices for such projects vary depending upon the size and scope of the project and estimated time to completion. There can be no assurance that the Company will be able to accurately estimate the resources required for its fixed price projects or complete its contractual obligations in a timely manner consistent with the project plans upon which such fixed price projects are based. See "Risk Factors--Fixed Price Contracts and Other Project Risks."

 CARRIER-TO-CARRIER APPLICATIONS

  The Company intends to continue to utilize its application development tools and leverage the experience of its application development staff to deliver new carrier-to-carrier applications. The first of DSET's carrier-to-carrier applications addresses LNP applications. As a result of the Telecommunications Act of 1996, the FCC mandated local exchange carriers to provide LNP services to its customers enabling customers to move from one local exchange carrier to another without a change in telephone number. LNP and other carrier-to-carrier applications require a significant amount of information to be exchanged electronically between carriers' NMSs and OSSs, which may utilize various messaging, management and communication protocols.

  DSET builds LSMS and SOA applications, which are utilized by carriers deploying network facilities for local telephone service. The Company was selected by Lockheed Martin IMS to help provide the required TMN interface between the telephone companies and the nation's first Number Portability Administration Center. Additionally, the Company entered into an agreement with Tekelec Incorporated ("Tekelec") to build a customized LSMS and has retained the right to build and sell similar LSMS applications to other customers. The Company leveraged its experience gained in such project to build and sell a series of additional applications which accelerate development of LSMSs. In addition, the Company is developing a local SOA system and intends to begin marketing this application in conjunction with the LSMS during 1998.

  As new local exchange carriers are emerging, they also need to access the incumbent local exchange carriers' pre-ordering, ordering, billing, trouble administration and primary interexchange carrier applications. This interaction between carriers requires electronic gateways, which in turn may require new applications. No assurance can be given that the Company's carrier-to-carrier applications will achieve market acceptance. See "Risk Factors--Risks Associated with New Application Development Tools and Carrier-to-Carrier Applications."

 CUSTOMER SUPPORT SERVICES

  The Company believes that its ability to provide a high level of customer support is critical to achieving long term customer satisfaction. Accordingly, the Company has increased its customer support staff and expanded its services offerings.

  Maintenance. The Company's maintenance services include problem identification and notification, work-around solutions, temporary software patches and bug fixes. Depending upon the complexity of the problem, the Company provides technical support solutions via electronic mail, website access, telephone or on-site support. Such services are offered to all licensees of the Company's application development tools under maintenance contracts, for which the Company typically charges 18% annually of the total amount paid by the customer for the products licensed. The Company utilizes a number of procedures to ensure prompt service, including tracking all technical support issues in a computerized system to ensure same-day acknowledgment of the customer report. Domestically, technical support is provided directly by the Company's technical support engineers. Internationally, local distributors, supported by the Company's regional offices, provide first line technical support services. The Company's products generally are covered by a 90-day warranty which covers defects in the media provided to the customer, as well as a warranty for Year 2000 compliance. In certain circumstances, the Company has provided a warranty that its products, as delivered, will meet customer specifications.

  Software Upgrades. The Company provides its annual maintenance customers with the option to receive product upgrades, including new releases and product patches, for no additional fee. Software patches may be downloaded by customers from the Company's website. Software upgrades may be purchased for an additional fee by customers which have not contracted for annual maintenance services.

  Consulting Services. The Company provides a variety of consulting services to its customers. Such consulting services include architectural reviews, debugging customer applications, performance tuning, product porting and other related services. The provision of consulting services often leads to sales of application development tools.

  Training. DSET provides a variety of training courses which educate software developers on the use of its tools. The courses are offered on a fee basis at the Company's headquarters and at customer sites. The courses range from basic tool training to highly advanced telecommunications standards and software topics. In addition, the Company offers customized training to meet specific customer requests.

TECHNOLOGY

  From its founding in 1989, the Company has focused on distributed concurrent object technology and the creation of applications that could be distributed among many processors. Additionally, the Company has developed extensive knowledge of requirements for multi-protocol and multi-vendor communications as well as real time operating systems. In the early 1990's, the Company made a strategic decision to focus on creating suites of tools to facilitate the development of TMN solutions. Through these efforts, the Company's engineers broadened their expertise in GDMO, CMIP, ASN.1 and OSI, the key technologies underlying TMN, as well as a variety of other emerging technologies.

  The Company has leveraged its experience in distributed technologies to add value to the TMN-based technologies and to differentiate its application development tools from those of its competitors. The Company's distributed technologies allow for concurrency, or multi-threading, and scalability for the processing of management information. The Company believes that the multi-threading and scalability capabilities of its application development tools are competitive advantages. Many competitive alternatives utilize sequential processing which cannot take full advantage of the multi-processing capabilities of high performance computing platforms.

  The Company's innovative software technologies include sub-agent capabilities, which, in conjunction with the Company's virtual management information tree capability, enable the management of millions of objects. In addition, DSET's products can support simultaneous synchronous/asynchronous and connection-oriented/connection-less inter-process communications. This capability, in addition to ensuring the high performance of applications, also facilitates integration with third-party products. DSET has simplified the process of using these complex technologies by developing high level APIs and GUIs.

CUSTOMERS

  The Company's customers are primarily telecommunications equipment vendors and carriers. The following is a partial list of customers who have purchased products or services during 1997.

  ACT Networks                        Fujitsu
  ADC Telecommunications              Hitachi
  Advanced Fibre Communications       Lockheed Martin IMS
  AT&T                                Lucent Technologies
  Bell Communications Research,       MCI
  Inc. (Bellcore)                     NEC America
  BellSouth Applied Technologies      Samsung
  Cabletron Systems                   Seiscor Technologies
  Ciena Corporation                   Tekelec
  DSC Technologies                    Tellabs
  Ericsson Hewlett-Packard (EHPT)

  The Company had two, one and one significant customers which accounted for 32%, 18% and 12%, respectively, of total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Sales to Hitachi and McCaw Cellular accounted for approximately 20% and 12% of total revenues, respectively, in the year ended December 31, 1995. Sales to Hitachi accounted for approximately 18% of total revenues in the year ended December 31, 1996. Sales to Samsung accounted for approximately 12% of total revenues in the year ended December 31, 1997. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. Other than customer agreements which provide for minimum royalties for run-time licenses, none of the Company's customers has entered into an agreement requiring minimum purchases from the Company. The Company's software development services agreements with its customers generally can be terminated by either party with limited or no advance notice, and without significant penalty. Many of the Company's customers may also be competitors of the Company. See "Risk Factors--Customer Concentration."

CASE STUDIES

  The following case studies illustrate some of the business needs of DSET's customers and solutions the Company has provided.

 APPLICATION DEVELOPMENT TOOLS

  Ciena Corporation: Ciena, a leading telecommunications equipment vendor, utilized the Company's application development tools for the internal development of an agent application for its WDM.

  Ciena entered the competitive WDM equipment business by securing a significant contract with a major long distance carrier which was committed to open network management interfaces based on the TMN standard. Such carrier required the rapid deployment of TMN-compliant WDM equipment in order to accelerate the offering of enhanced services to its customers. Ciena selected the DSET TMN Agent Tool Suite to develop TMN-compliant applications for integration into its WDM. DSET also provided consulting services to support Ciena's development efforts. Using the DSET tools, Ciena met its development time schedule.

 APPLICATION DEVELOPMENT SERVICES

  Samsung: Samsung, a leading international telecommunications equipment vendor, engaged the Company to develop custom applications for PCS network devices.

  The Company developed a TMN agent application for three different PCS network devices consisting of a wireless telephone switch, base station system and home location register. The application enabled Samsung's PCS network elements to be managed by multiple vendors' network management systems for the purpose of configuration management, performance management and fault management.

 CARRIER-TO-CARRIER APPLICATIONS

  Tekelec: Tekelec, a leading telecommunications equipment vendor, engaged the Company to develop LNP applications, including an LSMS, for its customers.

  Tekelec needed to provide TMN-compliant solutions which ensured interoperability, were competitive on price, and could be delivered within strict timeframes. Tekelec engaged DSET because of its application development tools and the technical capabilities of its professional services organization to build the LSMS. The project was delivered on time and within budget.

SALES AND MARKETING

  The Company markets its products and services through its direct sales organization in North and South America and international distributors in Europe and Asia. As of December 31, 1997, the Company's direct field sales force consisted of eight sales managers supported by nine consulting engineers based in its New Jersey, California and Texas offices.

  The Company also markets its products and services through non-exclusive distributors in China, Taiwan, South Korea and Japan. Sales, marketing and technical support is provided to the international distributors by DSET personnel in the United States. The Company utilizes TMN Tools, S.A., its joint venture created in May 1997 with ATOS, S.A., to distribute DSET's products and services in Europe and Israel. TMN Tools has exclusive rights to sell the Company's products pursuant to a two-year contract ending in May 1999. In addition, the Company is targeting telecommunications equipment vendors and systems integrators to resell the Company's carrier-to-carrier applications.

  In general, the non-exclusive distributor agreements require distributors to use their best efforts to promote and solicit orders for the Company's products and allow distributors to use the Company's trademarks and trade names in advertising and promoting Company products. Typically, distributors receive a commission of 30% of the sale price of the Company's products and 10% of any maintenance and training sales. Commissions are payable only after the Company's receipt of the total revenues for such sale. Customers purchasing products through non-exclusive distributors are required to enter into license agreements with the Company.

  The Company has a lengthy sales cycle and believes that the period of time between initial customer contact and execution of a license agreement or development services contract typically ranges from four to nine months. Telecommunications carriers and network equipment vendors typically conduct extensive and lengthy product evaluations before purchasing software or application development services. See "Risk Factors--Length of Sales Cycle."

  The Company has implemented marketing initiatives to support the sales and distribution of its products and services. The objective of these efforts is to inform customers of the capabilities and benefits of the Company's products and services. Marketing programs include on-site customer seminars, participation in industry trade shows and forums, distribution of marketing materials, and dissemination of information concerning products and services through the Company's website.

RESEARCH AND PRODUCT DEVELOPMENT

  The Company believes that its future success depends on its ability to develop and introduce products that embrace new technologies evolving industry standards and technologies and meet the rapidly changing demands of customers and the marketplace. The Company's research and product development objectives focus on compatibility with new technologies and enhancement of products and services in response to customer needs and industry and market trends. While the Company expects that new products will continue to be developed internally, the Company may, based on timing and cost considerations, acquire or license technologies, products or applications from third parties.

  The Company is pursuing several product development projects and allocates its research and product development resources in response both to market research and customer demands for additional features and products. The Company's product development strategy involves rolling out initial versions of its products and adding features over time. The Company regularly incorporates product feedback received from customers into its product development process. The Company's research and product development efforts are principally focused on (i) the enhancement of existing products to support new features, (ii) the development of new products capable of enabling customers to build applications based on new technologies, and (iii) creation of carrier-to-carrier applications. The Company is currently developing several products that will support C++ APIs endorsed by the NMF and is investing in the development of new tools utilizing other technologies, such as CORBA. DSET's development efforts are also focused on simplifying the use of the key technologies underlying TMN, such as GDMO, ASN.1, CMIP, and OSI, as well as evaluating emerging technologies such as Java.

  The Company employs highly qualified engineers and utilizes its in-house development capabilities to efficiently manage design processes and to shorten product introduction lead times. The Company seeks to maximize the use of existing technology to minimize time to market of its products and applications. Most of the Company's research and development personnel hold engineering and other advanced technical degrees. The Company's research and development team consists of 47 engineers and support personnel as of December 31, 1997. The Company's research and development expenditures were approximately $865,000, $1.3 million and $3.3 million in 1995, 1996 and 1997, respectively.

COMPETITION

  Competition in DSET's markets is intense and involves rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. To maintain and improve its competitive position, DSET must continue to develop and introduce, on a timely and cost-effective basis, new products, features and services that keep pace with the evolving needs of its customers. The principal competitive factors affecting the market for the Company's software tools are product reputation, quality, performance, price, customer support and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use. The Company believes that the principal competitive factors in the market for application development services include compliance with industry standards, quality of service and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. The Company believes that the principal competitive factors in the market for carrier-to-carrier applications includes many of the same factors as the market for application development services as well as the ability of such applications to facilitate the flow-through of information between carriers' networks and systems. While there can be no assurance that the Company will be able to compete effectively based upon such competitive factors, DSET believes that its capabilities in TMN applications differentiates its products and services in the marketplace.

  The Company competes in the application development tools market with a small group of software tool providers. The Company's competitors in the markets for application development services and carrier-to-carrier applications include the in-house development staffs of telecommunications carriers and network equipment vendors and systems integrators. Many of its competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater financial, technical, sales, customer support, marketing and other resources. Furthermore, TMN, as an open systems architecture, can lead to increased competition as third parties develop competitive products and services. Competitors may be able to respond more quickly to emerging technologies and changes in customer requirements.

INTELLECTUAL PROPERTY

  The Company's success and its ability to compete effectively is dependent, in part, upon its proprietary rights. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights. Furthermore, the Company generally enters into non-competition, non-disclosure and invention assignment agreements with its employees and consultants, and into non-disclosure agreements with its customers and distributors. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. A portion of the Company's revenues is generated from run-time license fees which generally become due upon the deployment by equipment vendors to telecommunications carriers of network devices which have embedded applications built with the Company's software. Many of such customers are contractually required to periodically report their sales to the Company. There can be no assurance that such customers will accurately report such sales or that the Company will be able to effectively monitor and enforce its contractual rights with respect to such fees. Additionally, the Company may be subject to further risks as it enters into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation may be necessary to defend and enforce the Company's proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any of such events could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company or its employees may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In its licenses and software development and distribution agreements, the Company agrees to indemnify its customers and distributors for any expenses and liabilities resulting from claimed infringements of patents, trademarks, copyrights or other proprietary rights of third parties. The amount of the Company's indemnity obligations may be greater than the revenues the Company may have received under such agreements. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company, its customers or distributors in the future with respect to its employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of December 31, 1997, the Company had a total of 125 employees. Of the total, 47 were in engineering and product development, 36 were in professional services, 17 were in sales and sales support, 11 were in administration, finance and operations, eight were in customer service, and six were in marketing. The Company's future performance depends in significant part upon the continued service of its management, key product and application engineers, and sales and technical sales support personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel in the future. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

  The Company's executive offices, research and product development, and primary production operations are located in Bridgewater, New Jersey, where the Company occupies approximately 19,755 square feet pursuant to a lease expiring in 1999. The annual rent and maintenance for the facility is approximately $328,000.

  In addition, the Company leases 5,465 square feet of office space for a professional services office in Richardson, Texas. The Company also leases facilities in San Jose, California and Fremont, California, occupying 2,797 square feet and 3,275 square feet, respectively. See Note 10 of Notes to Financial Statements for information regarding the Company's obligations under such leases. The Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms. The Company expects to open an office in the Republic of China during the second quarter of 1998.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

          NAME            AGE                          POSITION
          ----            ---                          --------
William P. McHale, Jr...   48 President, Chief Executive Officer and Director
S. Daniel Shia(1).......   46 Chairman of the Board, Chief Technical Officer and Director
Paul A. Lipari..........   50 Chief Financial Officer, Treasurer and Secretary
Paul R. Smith...........   51 Senior Vice President Worldwide Sales and Marketing
Victor W. Mak...........   37 Vice President, Engineering
Vincent J. Sheu.........   45 Vice President, Professional Services
Hui-Yun Rosanna Yuan....   45 Director
Elizabeth K.               47 Director
 Adams(2)(3)............
Bruce R. Evans(1)(3)....   38 Director

---------------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Option Committee.

  Within 90 days after the effective date of this Prospectus and pursuant to Nasdaq National Market listing requirements, the Company intends to identify and elect at least one new director who will be an independent, unaffiliated director. The failure by the Company to identify and elect such new director who satisfies such listing requirements within the requisite timeframe will result in the delisting of the Company's Common Stock from the Nasdaq National Market. See "Risk Factors--No Prior Public Market for Common Stock; Possibility of Volatility of Stock Prices."

  All directors hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. All executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. Other than Mr. Shia and Ms. Yuan, who are husband and wife, there are no family relationships among any of the directors and executive officers of the Company.

  Mr. McHale joined the Company in January 1997 as President and Chief Operating Officer and was elected to the Board of Directors in January 1997. In July 1997, he became Chief Executive Officer. Mr. McHale also serves on the Board of Directors of TMN Tools, S.A., the Company's European joint venture. Prior to joining the Company, Mr. McHale was Vice President of Sales and Marketing at F3 Software Corporation from January 1995 to December 1996. From February 1991 to December 1994, Mr. McHale owned and operated a private firm where he periodically provided senior management or consulting services. Mr. McHale also served as President and Chief Executive Officer of each of Mitchell Management Systems from November 1989 to January 1991, and Component Software Corporation from July 1992 to July 1994. Prior to that, Mr. McHale held various sales and marketing positions at IBM, Wang Laboratories and Digital Equipment Corporation.

  Mr. Shia founded the Company and currently serves as its Chairman of the Board and Chief Technical Officer. Mr. Shia served as President from the Company's founding in 1989 until January 1997. Mr. Shia also served as Chief Executive Officer from 1989 until July 1997. Prior to founding the Company, Mr. Shia served as a consultant to Bellcore from October 1985 to January 1989 where he developed OSI protocols and a distributed network management system for a high performance metropolitan area network. From 1983 to October 1985, Mr. Shia was a consultant to AT&T Bell Laboratories.

  Mr. Lipari joined the Company in September 1996 as Chief Financial Officer and Secretary. In December 1997, he also became Treasurer of the Company. Mr. Lipari also serves on the Board of Directors of TMN Tools, S. A. Prior to joining the Company, Mr. Lipari served as Vice President of Finance and Chief Financial Officer for Chamberlain Phipps North America, Inc. from 1995 to 1996, Vice President of Finance and Operations and Chief Financial Officer for Netlink, Incorporated from 1993 to 1995, and as Chief Financial Officer of Moscom Corporation, from 1983 to 1993. Mr. Lipari is a certified public accountant.

  Mr. Smith joined the Company in September 1992, and currently serves as Senior Vice President Worldwide Sales and Marketing. Prior to joining the Company, from 1987 to 1992, Mr. Smith founded and directed The Center for Strategic Communications, a marketing consulting firm serving the telecommunications, health-care and computer industries. Prior to that Mr. Smith served in various engineering, marketing, sales, product management, strategic planning and business development positions with AT&T Bell Laboratories and AT&T Network Systems from 1968 to 1987.

  Mr. Mak joined the Company in April 1994, and currently serves as Vice President of Engineering. Mr. Mak served the Company as an Engineering Manager from April 1994 to April 1996, and as Director of Engineering from April 1996 to April 1997. Mr. Mak was promoted to Vice President of Engineering in April 1997. Prior to joining the Company, Mr. Mak worked as a research scientist for Bellcore from 1987 to 1994.

  Mr. Sheu joined the Company in August 1995, and currently serves as Vice President of Professional Services. Mr. Sheu served as the Company's Director of Professional Services from August 1995 to April 1997. Mr. Sheu was promoted to Vice President of Professional Services in April 1997. Prior to joining the Company, Mr. Sheu served as a senior manager for DSC Telecom L.P. from January 1992 to August 1995.

  Ms. Yuan has been a director of the Company since 1995 and served as the Company's Controller from 1990 to December 1997 and Treasurer from September 1993 to December 1997. Prior to joining the Company, Ms. Yuan served as a computer software consultant to the Company, Bellcore, AT&T and Bell Laboratories from 1981 to 1993.

  Ms. Adams has been a director of the Company since July 1997. Since 1990, Ms. Adams has served as President of Rational Management Group, Inc., a consulting firm. Ms. Adams also serves as Managing Director of the Network Management Forum, an international consortium of telecommunications carriers and equipment vendors. Prior to joining Rational Management Group, Inc., Ms. Adams held a variety of positions with AT&T and Bell System companies.

  Mr. Evans has been a director of the Company since December 1995. Since 1991, Mr. Evans has been a general partner with Summit Partners, a venture capital firm, where he has been employed since 1986. Mr. Evans serves as a director of Pediatrix Medical Group, Inc., Omtool Ltd. and several privately-held companies. See "Principal and Selling Shareholders."

  The Board of Directors has a Compensation Committee, which approves salaries and incentive compensation for executive officers of the Company, an Option Committee which administers the Company's stock option plans, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants.

DIRECTORS' COMPENSATION

  Directors who are not employees or affiliates of the Company or its subsidiaries, who currently consist of Ms. Adams, receive a retainer of $500 per meeting for attending regular meetings of the Board of Directors. All Directors are reimbursed for reasonable expenses incurred in attending Board meetings.

  The Company granted to Elizabeth Adams options to purchase 21,000 shares of Common Stock on July 25, 1997 at an exercise price of $4.00 per share. The options vest to the extent of one-third of the shares on each of July 25, 1998, 1999 and 2000.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and the other four most highly paid executive officers of the Company whose aggregate compensation exceeded $100,000 during the year ended December 31, 1997 (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                              COMPENSATION
                                                              ------------
                                     ANNUAL COMPENSATION         AWARDS
                                ----------------------------- ------------
                                                                 NUMBER
                                                                   OF
                                                               SECURITIES
                                                 OTHER ANNUAL  UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION(S)   SALARY   BONUS  COMPENSATION   OPTIONS    COMPENSATION
------------------------------  -------- ------- ------------ ------------ ------------
William P. McHale,
 Jr.(1)..................       $157,500 $   --     $   --      364,950     $45,171(2)
 President and Chief
  Executive Officer
S. Daniel Shia...........        198,462  70,165     5,800(3)    12,100       6,805(4)
 Chairman of the Board
  and Chief Technical
  Officer
Paul A. Lipari...........        133,416  24,067      --         64,143      36,496(5)
 Chief Financial Officer,
  Treasurer, and
  Secretary
Paul R. Smith............        120,412  89,521     4,100(3)    20,808       6,660(6)
 Senior Vice President,
  Worldwide Sales and
  Marketing
Vincent J. Sheu..........        123,707  16,978      --         28,151       4,412(7)
 Vice President,
  Professional Services

---------------------
(1) Mr. McHale joined the Company in January 1997.
(2) Includes relocation allowance of $44,446 and compensation relating to life insurance premiums paid on his behalf of $725.
(3) Represents automobile allowance.
(4) Includes contributions by the Company under the 401(k) Plan of $5,700 and compensation relating to life insurance premiums paid on his behalf of $1,105.
(5) Includes relocation allowance of $31,151, contributions by the Company under the 401(k) Plan of $4,724 and compensation relating to life insurance premiums paid on his behalf of $621.
(6) Includes contributions by the Company under the 401(k) Plan of $5,700 and compensation relating to life insurance premiums paid on his behalf of $960.
(7) Includes contributions by the Company under the 401(k) Plan of $4,080 and compensation relating to life insurance premiums paid on his behalf of $332.

OPTION GRANTS IN 1997

  The following table sets forth information concerning individual grants of stock options to each of the Named Executives during 1997. The Company has never granted any stock appreciation rights.

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                        PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                   OPTION TERM(4)
                          --------------------------------------------- -----------------------
                                     PERCENT OF
                          NUMBER OF    TOTAL
                          SECURITIES  OPTIONS
                          UNDERLYING GRANTED TO   EXERCISE
                           OPTIONS   EMPLOYEES    OR BASE
                           GRANTED   IN FISCAL     PRICE     EXPIRATION
NAME                         (1)      YEAR(2)   PER SHARE(3)    DATE        5%         10%
----                      ---------- ---------- ------------ ---------- ---------- ------------
William P. McHale, Jr...   225,000      18.4%      $3.29       1/31/07  $  465,068   $1,178,573
                           139,950      11.5        4.00       7/31/07     352,055      892,177
S. Daniel Shia..........     7,100       0.6        3.29        4/1/02       6,447       14,246
                             5,000       0.4        4.00      10/01/02       5,526       12,210
Paul A. Lipari..........    58,500       4.8        3.29       2/24/07     120,918      306,429
                             2,343       0.2        3.29        4/1/02       2,128        4,701
                             3,300       0.3        4.00       10/1/02       3,647        8,059
Paul R. Smith...........    15,000       1.2        3.29        4/1/07      31,005       78,572
                             3,408       0.3        3.29        4/1/02       3,095        6,838
                             2,400       0.2        4.00       10/1/02       2,652        5,861
Vincent J. Sheu.........     2,846       0.2        3.29        4/1/02       2,584        5,711
                            22,500       1.8        3.29        4/1/07      46,554      117,977
                             2,805       0.2        4.00       10/1/02       3,100        6,850

                             OPTION GRANTS IN 1997

---------------------
(1) Options granted during 1997 were granted pursuant to and in accordance with the Company's 1993 Stock Option Plan. See "--Stock Option Plans."
(2) Based on an aggregate of 1,219,695 options granted to employees in 1997, including options granted to Named Executives.
(3) The exercise price per share equaled the fair market value of the Common Stock on the date of grant, as determined by the Company's Board of Directors.
(4) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission, do not represent the Company's estimate of stock price appreciation and do not take into account any other appreciation in the Common Stock from the date of grant to the date hereof.

  The following table sets forth information concerning each exercise of options during 1997 by each of the Named Executives and the fiscal year-end value of unexercised in-the-money options.

                      AGGREGATE OPTION EXERCISES IN 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF
                                                    SECURITIES          VALUE OF
                                                    UNDERLYING         UNEXERCISED
                                                    UNEXERCISED       IN-THE-MONEY
                                                    OPTIONS AT         OPTIONS AT
                           NUMBER OF                  FISCAL             FISCAL
                            SHARES                   YEAR-END           YEAR-END
                          ACQUIRED ON  VALUE       EXERCISABLE/       EXERCISABLE/
NAME                       EXERCISE   REALIZED     UNEXERCISABLE    UNEXERCISABLE(1)
----                      ----------- --------    --------------- ---------------------
William P. McHale, Jr...      --         --         --/364,950        --/$3,445,050
S. Daniel Shia..........    45,000    $138,300(2) 737,109/315,948 $8,954,439/$3,436,835
Paul A. Lipari..........      --         --       20,250/124,893   $219,105/$1,278,003
Paul R. Smith...........      --         --        61,335/47,162    $729,612/$461,923
Vincent J. Sheu.........    13,824    $ 39,199(2)  1,875/47,600     $20,288/$480,780

---------------------
(1) Based on the fair market value of the Common Stock at the end of 1997 as determined by the Company's Board of Directors, or $13.00 per share, less the exercise price payable for such shares.
(2) Based on the fair market value of the Common Stock on the date of exercise as determined by the Company's Board of Directors, or $4.00 per share, less the exercise price payable for such shares.

STOCK OPTION PLANS

 1993 Stock Option Plan

  The 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors and became effective on September 15, 1993. The 1993 Plan was approved by the shareholders of the Company on September 10, 1994. As of December 31, 1997, a total of 3,310,927 shares are reserved for issuance upon the exercise of options granted under the 1993 Plan, of which options to purchase 2,848,493 shares have been granted and are currently outstanding. Those eligible to receive stock option grants under the 1993 Plan include employees, officers, directors and consultants. The 1993 Plan is administered by the Option Committee of the Board of Directors of the Company. Upon effectiveness of the Company's 1998 Stock Plan, no further grants shall be made under the 1993 Plan.

  Subject to the provisions of the 1993 Plan, the administrator of the 1993 Plan has the discretion to determine the optionees, the type of options to be granted (incentive stock options or non-qualified stock options), the vesting provisions, the terms of the grants and such other related provisions as are consistent with the 1993 Plan. The exercise price of an option may not be less than the fair market value per share of the Common Stock on the date of grant or, in the case of any optionee who owns 10% or more of the total combined voting power of all classes of stock of the Company, not less than 110% of the fair market value per share on the date of grant. Fair market value is determined by the Board of Directors from time to time in good faith. However, the 1993 Plan provides that upon listing on the Nasdaq National Market, the fair market value shall be the average of the closing price for Common Stock of the Company on the last trading day prior to the grant date.

  The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company, but provide that the term of any options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company may be no longer than five years. Generally, options under the 1993 Plan vest over four years from the date of grant. Options are not assignable or otherwise transferable except by will or by the laws of descent and distribution. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue substantially equivalent options, all outstanding options accelerate and become exercisable in full for a period of at least ten days.

  At the Board of Directors' discretion, the Company (or the Company's assignees) may reserve a right of first refusal to purchase any shares of stock that may be purchased upon the exercise of options granted under the 1993 Plan that an optionee may propose to transfer to a third party. In addition, the Company may reserve a right to repurchase all shares held by an optionee upon the optionee's termination of employment or service with the Company, for any reason, within a specified time as determined by the Board of Directors at the time of grant. The Company may repurchase such terminated optionee's shares at (i) the optionee's original purchase price (provided that the right to repurchase at such price shall lapse at the rate of 20% per year from the date of grant), (ii) the fair market value of such shares as determined by the Board of Directors in good faith or (iii) a price determined by formula or other provision set forth in the grant of stock options.

 1998 Stock Plan

  The 1998 Stock Plan was adopted by the Board of Directors on December 31, 1997 and was approved by the shareholders of the Company in February 1998. The 1998 Stock Plan shall be effective on the date of the consummation of this offering and shall terminate ten years from such date. Upon effectiveness of the 1998 Stock Plan, a total of 1,800,000 shares shall be reserved for issuance upon the exercise of options and/or stock purchase rights granted thereunder. Those eligible to receive stock option grants or stock purchase rights under the 1998 Stock Plan shall include employees, non-employee directors and consultants. The 1998 Stock Plan shall be administered by the Option Committee of the Board of Directors of the Company, which is comprised solely of outside directors.

  Subject to the provisions of the 1998 Stock Plan, the administrator of the 1998 Stock Plan shall have the discretion to determine the optionees and/or grantees, the type of options to be granted (incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")), the vesting provisions, the terms of the grants and such other related provisions as are consistent with the 1998 Stock Plan. The exercise price of an ISO may not be less than the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the outstanding capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The purchase price of shares issued pursuant to stock purchase rights may not be less than 50% of the fair market value of such shares as of the offer date of such rights.

  The options terminate not more than ten years from the date of grant, subject to earlier termination on the optionee's death, disability or termination of employment with the Company, but provide that the term of any options granted to a holder of more than 10% of the outstanding shares of capital stock may be no longer than five years. The Company anticipates that options granted under the 1998 Stock Plan will vest over four years from the date of grant. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options.

401(k) PLAN

  The Company currently maintains a 401(k) salary reduction plan (the "401(k) Plan") which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. Generally, all employees are eligible to participate in the 401(k) Plan after they complete three months of service. All eligible executive officers, other than Mr. McHale, have elected to participate in the 401(k) Plan.

  Eligible employees electing to participate in the 401(k) Plan may defer a portion of their compensation on a pre-tax basis, by contributing a percentage thereof to the 401(k) Plan. The maximum contribution is prescribed in Section 401(k) of the Internal Revenue Code of 1986. The contribution limit for 1997 was $9,500. The Company made matching contributions ranging up to three percent of the employee's gross earnings in 1997, subject to the foregoing limit. Eligible employees who elect to participate in the 401(k) Plan are generally vested in the Company's matching contribution according to the following schedule: less than one year of service-0%; one year of service-20%; two years of service-40%; three years of service-60%; four years of service-80%; and five years of service-100%.

EMPLOYMENT AGREEMENTS, INDEMNIFICATION AGREEMENTS, NON-COMPETITION, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENTS

  William P. McHale, Jr. entered into an agreement with the Company in January 1997. He currently receives an annual salary of $175,000 and is eligible for an annual bonus of up to $72,500, the amount and payment of which is within the discretion of the Compensation Committee of the Board of Directors. The Company also has agreed, subject to certain restrictions, to pay Mr. McHale the equivalent of six months salary in the event that Mr. McHale is terminated without cause, and the equivalent of 6 months salary and the acceleration of all options in the event Mr. McHale is terminated without cause in connection with a change in control of the Company. In July 1997, the Company also granted Mr. McHale options to purchase 93,300 shares of Common Stock at an exercise price of $4.00 per share. Such options vest upon the earlier of July 30, 2007 or the date upon which it is determined that the Company has achieved certain levels of net income per share in two consecutive years commencing with the year ended December 31, 1998.

  S. Daniel Shia entered into a five-year employment agreement with the Company commencing October 1, 1996. Under such agreement, he is currently entitled to an annual salary of $200,000. Mr. Shia is eligible for an annual bonus, the amount and payment of which is within the discretion of the Compensation Committee of the Board of Directors provided that Mr. Shia shall receive a minimum bonus equal to 50% of his annual salary multiplied by a percentage equal to the Company's actual pre-tax profit divided by the budgeted pre-tax profit for the applicable year. The Company also has agreed, subject to certain restrictions, to pay Mr. Shia the equivalent of two years salary in the event Mr. Shia is terminated without cause.

  Paul A. Lipari entered into an agreement with the Company in September 1996 and amended in April 1997. Mr. Lipari currently is entitled to an annual salary of $140,000. Mr. Lipari is eligible for an annual bonus, the amount and payment of which is within the discretion of the Compensation Committee of the Board of Directors. The Company also has agreed, subject to certain restrictions, to pay Mr. Lipari the equivalent of six months salary in the event Mr. Lipari is terminated without cause, and the equivalent of 12 months salary and the acceleration of all options in the event Mr. Lipari is terminated without cause in connection with a change in control of the Company. See "Certain Transactions" for a loan transaction between the Company and Mr. Lipari.

  Each of the Company's executive officers has agreed to maintain the confidentiality of Company information and, for a period of time following the termination of employment, not to solicit the Company's customers or employees. In addition, each of Messrs. McHale and Shia has agreed that during the term of his employment and thereafter for a period of two years, with respect to Mr. Shia, and one year, with respect to Mr. McHale, such person will not compete with the Company in any state or territory of the United States, or any other country, where the Company does business by engaging in any capacity in any business which is competitive with the business of the Company.

  The Company has executed indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company.

  The Company generally requires its employees to maintain the confidentiality of Company information and to assign inventions to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Mr. Shia and Mr. Evans. Within 90 days after the effective date of this Prospectus, the Company intends to identify and elect an additional independent unaffiliated director who will serve as a member of the Compensation Committee. There are no Compensation Committee Interlocks.

  Mr. Evans was appointed to the Board of Directors as the designee of Summit Ventures IV, L.P. and Summit Investors II, L.P. (collectively, "Summit"). See "Certain Transactions."

KEY PERSON INSURANCE

  The Company maintains and is the beneficiary of, a life insurance policy on the life of S. Daniel Shia, the Company's founder, Chairman of the Board and Chief Technical Officer. The face amount of such policy is $1.0 million. The Company does not maintain key person life insurance on any of its other key personnel.

                             CERTAIN TRANSACTIONS

  On July 22, 1997, the Company loaned $100,000 to Paul A. Lipari, the Company's Chief Financial Officer, Treasurer and Secretary, on an unsecured basis, at an adjustable interest rate (initially 5.37% per annum). Such loan is due and payable on July 22, 2002. Mr. Lipari has agreed to pay the outstanding balance of such loan from the net proceeds received by Mr. Lipari, as a Selling Shareholder, upon the consummation of this offering. For a discussion of agreements with members of management, see "Management-- Employment Agreements, Indemnification Agreements, Non-Competition, Non-Disclosure and Invention Assignment Agreements."

  In December 1995, the Company sold an aggregate of 676,361 shares of Series A Stock at an aggregate purchase price of $10.0 million to Summit. The Company, pursuant to the Preferred Stock purchase agreement with Summit (the "Summit Agreement"), repurchased an aggregate of 3,043,625 shares of Common Stock from certain existing shareholders of the Company for an aggregate of $10.0 million. Among such shareholders, the Company repurchased from Mr. Shia and certain of his relatives an aggregate of 1,031,472 shares of Common Stock. All shares of Series A Stock outstanding as of the consummation of this offering will be automatically converted into an aggregate of 3,043,625 shares of Common Stock. In connection with such Series A Stock transaction, Bruce R. Evans, a general partner of Summit Partners, was elected to the Company's Board of Directors as Summit's designee. In September 1996, the Company, pursuant to certain convenants in the Summit Agreement, issued to Summit, for no additional consideration, warrants (the "Summit Warrants") to purchase up to a maximum of 185,331 shares of Common Stock. See "Description of Capital Stock--Warrants."

  The shares of Common Stock issuable upon conversion of the Series A Stock and the shares of Common Stock issuable upon the exercise of the Summit Warrants are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights of Certain Holders."

  The Board of Directors of the Company has adopted a policy requiring that any future transactions between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997, and as adjusted to reflect the sale by the Company and the Selling Shareholders of the shares of Common Stock offered hereby, by (i) each person (or group of affiliated persons) who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and Named Executives, (iii) the Selling Shareholders, and (iv) all directors and executive officers of the Company as a group.

                                 SHARES                             SHARES
                           BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                          PRIOR TO OFFERING(1)   NUMBER OF    AFTER OFFERING(1)
                          --------------------    SHARES     --------------------
NAME OF BENEFICIAL OWNER   NUMBER   PERCENT(2) BEING OFFERED  NUMBER   PERCENT(2)
------------------------  --------- ---------- ------------- --------- ----------
DIRECTORS, EXECUTIVE
 OFFICERS AND
 FIVE PERCENT
 SHAREHOLDERS:(3)
Summit Partners(4)......  3,089,958    45.3%      580,772    2,509,186    26.8%
S. Daniel Shia(5)(15)...  1,705,832    22.7        41,339    1,503,654    14.9
Hui-Yun R. Yuan(5)(15)..  1,705,832    22.7        16,839    1,503,654    14.9
David Wu(6).............    343,629     5.1           --       343,629     3.7
William P. McHale,
 Jr.(7).................     56,250       *           --        56,250       *
Paul A. Lipari(8).......     60,375       *        28,000       32,375       *
Paul R. Smith(9)........    285,584     4.2           --       285,584     3.0
Victor W. Mak(10).......    133,392     1.9           --       133,392     1.4
Vincent J. Sheu(11).....     20,199       *           --        20,199       *
Elizabeth K. Adams......        --      --            --           --      --
Bruce R. Evans(4)(12)...  3,089,958    45.3           --     2,509,186    26.8
All directors and
 executive officers as a
 group(13) (9 persons)..  5,351,590    68.6        86,178    4,540,640    44.0
OTHER SELLING
 SHAREHOLDERS:
Yi Chang................    326,700     4.8        32,670      294,030     3.2
Loretta Yang............    326,700     4.8        32,670      294,030     3.2
Hai-Perng Kuo...........    241,766     3.6        51,195      190,571     2.0
James K. Chang..........    217,661     3.2        21,766      195,895     2.1
James Jen and Lorine
 Jen(14)................    203,120     3.0         7,324       47,296       *
Lorine Jen, custodian
 for Wenchung Jonathan
 Shia(15)...............    144,000     2.1       144,000          --        *
Ying-Tsai (Allen) Yang..     82,269     1.2         8,227       74,042       *
Lan-Yuan Hsia(16).......     67,733       *         9,077       58,656       *
So-Kong Shia & Jenny
 Lin(17)................     34,234       *         4,587       29,647       *
Gary Tsai...............     30,000       *         4,020       25,980       *
Lorine Jen, custodian
 for Alexander Jen           22,500       *         4,500       18,000       *
Shou-Chang Hsia.........     22,500       *         3,015       19,485       *
Antony Yuan and H. H.
 Yuan...................      9,999       *         9,999          --        *

---------------------
 *Less than one percent.
 (1) The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days of December 31, 1997 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Applicable percentage of ownership is based on 6,775,092 shares of Common Stock outstanding on December 31, 1997 and 9,303,092 shares of Common Stock outstanding after the completion of this offering.
 (3) Unless otherwise specified, the address of all persons who are executive officers or directors of the Company is in care of the Company, 1011 Route 22 West, Bridgewater, New Jersey 08807.
 (4) Includes 2,914,893 shares held by Summit Ventures IV, L.P. and 128,732 shares held by Summit Investors II, L.P. Also includes 44,373 shares and 1,960 shares purchasable upon exercise of warrants exercisable as of December 31, 1997 or sixty days thereafter held by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Excludes an aggregate of 138,998 shares underlying warrants exercisable thereafter. The address of both entities is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210. The respective general partners of these entities exercise sole voting and investment power with respect to the shares owned by such parties. See Note 12 for information relating to such general partners. The number of shares being offered by such holders does not include an aggregate of 390,097 shares to be sold in the event the Underwriters' over-allotment option is exercised in full.
 (5) Mr. Shia and Ms. Yuan are husband and wife. Consists of 672,899 shares held by Mr. Shia and 737,109 shares purchasable upon the exercise of options held by Mr. Shia which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 315,948 shares underlying options exercisable thereafter. Also includes 151,824 shares held by Ms. Yuan and 144,000 shares held by Ms. Yuan's sister, Lorine Jen, as custodian for Mr. Shia's and Ms. Yuan's minor child which are being offered hereby.
 (6) Mr. Wu's address is 2/F, 87A Waterloo Road, Kowloon, Hong Kong SAR,
     China.
 (7) Represents 56,250 shares of Common Stock purchasable upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 308,700 shares underlying options exercisable thereafter. The number of shares being offered by such holder does not include 36,495 shares underlying options which will be exercised and sold in the event the Underwriters' over-allotment option is exercised in full.
 (8) Includes 34,875 shares of Common Stock purchasable upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 110,268 shares underlying options exercisable thereafter. The number of shares being offered by such holder represents shares underlying options which will be exercised and sold upon consummation of this offering.
 (9) Includes 61,335 shares of Common Stock purchasable upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 47,162 shares underlying options exercisable thereafter. The number of shares being offered by such holder does not include 33,275 shares to be sold in the event the Underwriters' over-allotment option is exercised in full.
(10) Includes 83,892 shares of Common Stock purchasable upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 54,995 shares underlying options exercisable thereafter. The number of shares being offered by such holder does not include 18,838 shares to be sold in the event the Underwriters' over-allotment option is exercised in full.
(11) Includes 1,875 shares of Common Stock purchasable upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter and excludes 47,600 shares underlying options exercisable thereafter. The number of shares being offered by such holder does not include 6,780 shares to be sold in the event the Underwriters' over-allotment option is exercised in full.
(12) Represents the shares beneficially owned by Summit Ventures IV, L.P. and Summit Investors II, L.P. See Note 4 above. Mr. Evans is a general partner of Summit Investors II, L.P. and is a general partner of Stamps, Woodsum & Co. IV, which is the general partner of Summit Partners IV, L.P., which is the general partner of Summit Ventures IV, L.P. The general partners of Stamps, Woodsum & Co. IV are E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, John A. Genest, Ernest K. Jacquet, Bruce R. Evans, Walter G. Kortschak, Thomas S. Roberts and Joseph F. Trustey. Each of such general partners disclaims beneficial ownership of the shares held by Summit Ventures IV, L.P., except to the extent of their respective pecuniary interest therein. Mr. Evans may be deemed to share voting and investment power with respect to all shares held by the partnerships. Mr. Evans expressly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(13) See Note 5 and Notes 7 through 12.
(14) Includes 28,500 shares held jointly by such holders and 8,120 shares held by Lorine Jen. Also includes an aggregate of 166,500 shares held by Lorine Jen as custodian for minor children. See Notes 5 and 15. The number of shares being offered includes 5,700 shares held jointly by James and Lorine Jen and 1,624 shares held individually by Lorine Jen.
(15) Wenchung Jonathan Shia is the minor child of S. Daniel Shia and Hui-Yun
     R. Yuan.
(16) Includes 33,750 shares held as custodian for David Tsai. The number of shares being offered includes 4,554 held of record by Ms. Hsia and 4,523 shares held as custodian.
(17) Includes 7,519 shares of Common Stock purchasable by Mr. Shia upon the exercise of options which are exercisable as of December 31, 1997 or sixty days thereafter.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of this offering, the Company's authorized capital stock will consist of 40,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock, without par value (the "Preferred Stock").

COMMON STOCK

  Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the shareholders of the Company. Holders of shares of Common Stock will be entitled to receive dividends, subject to the senior rights of preferred shareholders, if any, when, as and if declared by the Board of Directors (see "Dividend Policy") and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be sold in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

  At December 31, 1997, there were 3,731,467 shares of Common Stock issued and outstanding and held of record by 50 shareholders and options to purchase an aggregate of 2,848,493 shares of Common Stock were outstanding. In addition, warrants to purchase 185,331 shares of Common Stock were outstanding at December 31, 1997. See "--Warrants" and "Management--Stock Options Plans."

PREFERRED STOCK

  The Company's Board of Directors may without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not presently intend to issue any series of Preferred Stock.

  The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change-in-control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of shareholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock. See "Risk Factors--Control by Existing Shareholders; Anti-takeover Effect of Certain Charter and By-law and Other Provisions."

  At December 31, 1997, there were 676,361 shares of Series A Stock issued and outstanding. Simultaneously with the closing of the offering contemplated hereby, all outstanding shares of Series A Stock automatically shall be converted into shares of Common Stock on the basis of four and one-half shares of Common Stock for each share of Series A Stock. Upon the automatic conversion of such shares of the Series A Stock as described above, all such Series A Stock shall be canceled, retired and eliminated. There are no other classes of Preferred Stock designated and no other shares of Preferred Stock outstanding.

WARRANTS

  In September 1996, pursuant to the Summit Agreement, the Company issued the Summit Warrants to Summit for no additional consideration. Such warrants enable Summit to purchase at $2.18 per share, up to a maximum of 185,331 shares of Common Stock of the Company. The Summit Warrants are, or shall become, exercisable to the extent of 25% on each of September 13, 1997, 1998, 1999 and 2000. The holders of the shares of Common Stock issuable upon the exercise of the Summit Warrants are entitled to certain registration rights. See "--Registration Rights of Certain Holders."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  In December 1995, the Company, in connection with the issuance and sale by the Company to Summit of the Series A Stock, entered into the Summit Agreement pursuant to which the Company has granted certain registration rights to such shareholders. Pursuant to the Summit Agreement, at any time, the holders of at least 25% of the aggregate of the Common Stock issued upon the conversion of the Series A Stock and the Common Stock otherwise held by Summit (including the shares issuable upon the exercise of the Summit Warrants) (the "Registrable Securities") have the right, subject to certain restrictions set forth in the Summit Agreement, to require that the Company register the Registrable Securities requested by such holders at the Company's expense (on no more than two occasions) under the Securities Act. The Company is not, however, required to register any Registrable Securities unless such shares represent at least 25% of the Registrable Securities, or, if less than 25%, if the anticipated aggregate offering price exceeds $5.0 million.

  After the Company has qualified for the use of Form S-3 under the Securities Act, the holders of Registrable Securities have the right to an unlimited number of registrations on such Form. Also pursuant to the Summit Agreement, if, at any time, the Company proposes to register any of its Common Stock under the Securities Act for sale to the public, the holders of the Registrable Securities have unlimited piggyback registration rights at the Company's expense, subject to certain restrictions set forth in the Summit Agreement.

LIMITATION OF DIRECTOR LIABILITY

  The Amended and Restated Certificate of Incorporation of the Company limits the liability of directors and officers of the Company to the Company or its shareholders to the fullest extent permitted by New Jersey law. Specifically, directors and officers of the Company will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability
(i) for any breach of the director's or officers duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of the law, (iii) as to directors only, under section 14a:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

 New Jersey Statute

  The Company is governed by the provisions of Section 14A:10A-1 et seq., the New Jersey Shareholders Protection Act (the "New Jersey Act"), of the New Jersey Business Corporation Act, an anti-takeover law. In general, the statute prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within five years, did own) 10% or more of the corporation's voting stock. After the five-year waiting period has elapsed, a business combination between a corporation and an interested shareholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or unless the business combination satisfies the New Jersey Act. The New Jersey Act's fair price provision is intended to provide that all shareholders (other than the interested shareholders) receive a fair price for their shares.

 Charter and By-laws Provisions

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without shareholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the Board of Directors may adopt, amend or repeal the by-laws of the Company, and the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the by-laws of the Company; (ii) shareholders of the Company may not take any action by written consent; (iii) special meetings of shareholders may be called only by the President, the Chairman of the Board or a majority of the Board of Directors and business transacted at any such special meeting shall be limited to matters relating to the purposes set forth in the notice of such special meeting; (iv) the Board of Directors, when evaluating an offer related to a business combination, merger, consolidation, or sale of all or substantially all of the assets of the Company, is authorized to give due consideration to any relevant factors, including the social, legal and economic effects upon employees, suppliers, customers, creditors, the community in which the Company conducts its business, and the economy of the state, region and nation; (v) the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the above provisions; and (vi) the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of the Company shall be required to amend the provisions of the Company's by-laws and Certificate of Incorporation with respect to indemnification of directors and officers and limitation on director liability. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of shares outstanding at December 31, 1997, there will be 9,303,092 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or outstanding warrants or options of the Company other than the exercise of options to purchase 28,000 shares to be sold by a Selling Shareholder). Of these shares, the 3,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 5,803,092 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 459,453 shares of Common Stock, which are not subject to the 180-day Lock-up Agreements with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 22,472 additional shares of Common Stock, which are not subject to Lock-up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 8,326,991 additional shares of Common Stock (including 3,005,824 shares of Common Stock that may be acquired pursuant to the exercise of outstanding options and warrants) will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

  The executive officers and directors of the Company, and affiliated entities holding in the aggregate approximately 5,585,311 shares of Common Stock (including 2,038,340 shares of Common Stock that may be acquired pursuant to the exercise of options or warrants held by them but after giving effect to sales by such holders in this offering) on the date of this Prospectus, have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer to sell, contract to sell, transfer, engage in any hedging transaction with respect to, or otherwise dispose of any shares of Common Stock, or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of BT Alex. Brown, which may be given at any time or from time to time as to any or all such shares without notice. The holders of 2,648,184 shares of Common Stock, including the shares issuable upon exercise of the Summit Warrants, have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a shareholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 93,030 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a shareholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock option plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by shareholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

  The Company may file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1993 Stock Option Plan and the 1998 Plan following the 90th day after the date of this Prospectus. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

EFFECT OF SALES OF SHARES

  Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated, BancAmerica Robertson Stephens and SoundView Financial Group, Inc., have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                            UNDERWRITER                         NUMBER OF SHARES
                            -----------                         ----------------
     BT Alex. Brown Incorporated...............................    1,018,000
     BancAmerica Robertson Stephens............................      711,000
     SoundView Financial Group, Inc............................      711,000
     CIBC Oppenheimer Corp.....................................       80,000
     Furman Selz LLC...........................................       80,000
     Goldman, Sachs & Co. .....................................       80,000
     Hambrecht & Quist LLC.....................................       80,000
     Morgan Stanley & Co. Incorporated.........................       80,000
     NationsBanc Montgomery Securities LLC.....................       80,000
     SBC Warburg Dillon Read Inc. .............................       80,000
     UBS Securities LLC........................................       80,000
     Dominick & Dominick, Incorporated.........................       60,000
     Brad Peery Inc. ..........................................       60,000
     Loewenbaum & Company Incorporated.........................       60,000
     Pennsylvania Merchant Group...............................       60,000
     Tucker Anthony Incorporated                                      60,000
     Volpe Brown Whelan & Company, LLC.........................       60,000
     Wessels, Arnold & Henderson, L.L.C. ......................       60,000
                                                                   ---------
       Total...................................................    3,500,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Shareholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.64 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

  Certain Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,500,000, and such Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,500,000 shares are being offered.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

  The Company, each of its officers and directors, and certain of its shareholders, including all of the Selling Shareholders, have agreed, subject to certain exceptions, not to offer to sell, contract to sell, transfer, engage in any hedging transaction with respect to or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown. BT Alex. Brown, on behalf of the Representatives, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to Lock-up Agreements. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  In connection with this offering, the Underwriters and other persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an Underwriter or a dealer for distributing Common Stock in this offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll, Princeton, New Jersey. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                DSET CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-2
Balance sheets as of December 31, 1996 and 1997 and pro forma December 31,
 1997 (unaudited).........................................................  F-3
Statements of income for the years ended December 31, 1995, 1996 and
 1997.....................................................................  F-4
Statements of changes in cumulative redeemable convertible preferred stock and shareholders' equity (deficit) for the years ended December 31, 1995,
 1996 and 1997 and pro forma December 31, 1997 (unaudited)................  F-5
Statements of cash flows for the years ended December 31, 1995, 1996 and
 1997.....................................................................  F-6
Notes to financial statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of DSET Corporation

  In our opinion, the accompanying balance sheets and the related statements of income, of changes in cumulative redeemable convertible preferred stock and shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DSET Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Morristown, New Jersey
February 2, 1998

                                DSET CORPORATION

                                 BALANCE SHEETS

                                                                    PRO FORMA
                                                                  SHAREHOLDERS'
                                              DECEMBER 31,           EQUITY
                                         -----------------------  DECEMBER 31,
                                            1996        1997          1997
                                         ----------  -----------  -------------
                                                                   (UNAUDITED)
                                                                    (NOTE 2)
                                   ASSETS
Current assets:
 Cash and cash equivalents.............  $  784,086  $ 2,081,846
 Marketable securities.................     993,920    1,123,795
 Accounts receivable, net of allowance
  for doubtful accounts of $12,000 and
  $125,504 ............................   4,465,519    7,564,442
 Deferred income taxes.................      24,216      158,681
 Prepaid expenses and other current
  assets...............................      33,914      243,883
                                         ----------  -----------
 Total current assets..................   6,301,655   11,172,647
Capitalized software development costs,
 less accumulated amortization of
 $646,718 and $746,322.................      99,604      --
Fixed assets, net......................   1,017,406    1,560,948
Goodwill, net..........................      --          167,873
Other assets...........................      26,037      413,760
                                         ----------  -----------
 Total assets..........................  $7,444,702  $13,315,228
                                         ==========  ===========
       LIABILITIES, CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK
                      AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued
  expenses.............................  $1,054,089  $ 2,779,954
 Income taxes payable..................      35,153      --
 Deferred revenues.....................     928,625    1,897,039
 Note payable..........................      --          220,000
                                         ----------  -----------
 Total current liabilities.............   2,017,867    4,896,993
Deferred income taxes..................      92,731      103,714
Note payable...........................      --          111,657
                                         ----------  -----------
 Total liabilities.....................   2,110,598    5,112,364
                                         ----------  -----------
Commitments (Notes 4 and 10)...........
Series A cumulative redeemable
 convertible preferred stock, no par
 value; 750,000 shares authorized,
 676,361 shares issued and outstanding
 at December 31, 1996 and 1997;
 cumulative accrued and undeclared
 dividends of $821,304 and $1,680,859
 at December 31, 1996 and 1997,
 respectively; no shares issued or
 outstanding on a pro forma basis......  10,744,441   11,603,996         --
                                         ----------  -----------   ----------
Shareholders' equity (deficit):
Preferred stock, no par value; no
 shares authorized, issued or
 outstanding at December 31, 1996 and
 1997; 5,000,000 shares authorized, no
 shares issued and outstanding on a pro
 forma basis...........................      --          --            --
Common stock, no par value; authorized
 40,000,000 shares, issued 6,390,360,
 6,775,092 and 9,818,717 shares at
 December 31, 1996 and 1997 and pro
 forma at December 31, 1997,
 respectively..........................   1,261,817    2,537,806   14,141,802
Deferred stock compensation............          --     (875,835)    (875,835)
Retained earnings......................   3,327,843    4,936,894    4,936,894
Treasury stock, 3,043,625 shares of
 common stock at cost..................  (9,999,997)  (9,999,997)  (9,999,997)
                                         ----------  -----------   ----------
 Total shareholders' equity (deficit)..  (5,410,337)  (3,401,132)  $8,202,864
                                         ----------  -----------   ==========
 Total liabilities, cumulative
  redeemable convertible preferred
  stock and shareholders' equity
  (deficit)............................  $7,444,702  $13,315,228
                                         ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                                DSET CORPORATION

                              STATEMENTS OF INCOME

                                                  YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995       1996       1997
                                              ---------- ---------- -----------
Revenues:
 License revenues...........................  $5,734,122 $7,005,313 $10,850,275
 Service revenues...........................   2,179,052  6,111,227   8,514,512
                                              ---------- ---------- -----------
    Total revenues..........................   7,913,174 13,116,540  19,364,787
                                              ---------- ---------- -----------
Cost of revenues:
 License revenues...........................      74,180    133,209   1,274,355
 Service revenues...........................     435,962  2,149,036   3,404,484
                                              ---------- ---------- -----------
    Total cost of revenues..................     510,142  2,282,245   4,678,839
                                              ---------- ---------- -----------
  Gross profit..............................   7,403,032 10,834,295  14,685,948
                                              ---------- ---------- -----------
Operating expenses:
 Sales and marketing........................   2,588,231  4,255,455   4,986,286
 Research and product development...........     865,135  1,327,682   3,299,337
 General and administrative.................   1,297,116  2,380,679   2,880,804
                                              ---------- ---------- -----------
    Total operating expenses................   4,750,482  7,963,816  11,166,427
                                              ---------- ---------- -----------
  Operating income..........................   2,652,550  2,870,479   3,519,521
Amortization of goodwill....................      --         --         (22,172)
Interest and other expense..................      --         --         (12,194)
Interest and other income...................      50,441     99,004     160,847
                                              ---------- ---------- -----------
Income before income taxes..................   2,702,991  2,969,483   3,646,002
Provision for income taxes..................     997,631    956,889   1,177,396
                                              ---------- ---------- -----------
Net income..................................   1,705,360  2,012,594   2,468,606
Less: accrued preferred stock dividends.....      19,726    801,578     859,555
                                              ---------- ---------- -----------
Net income applicable to common shares......  $1,685,634 $1,211,016 $ 1,609,051
                                              ========== ========== ===========
Net income per common share.................  $     0.28   $   0.37 $      0.45
                                              ========== ========== ===========
Weighted average number of common shares
 outstanding................................   6,003,014  3,308,763   3,566,764
                                              ========== ========== ===========
Net income per common share assuming
 dilution...................................  $     0.26 $     0.27 $      0.30
                                              ========== ========== ===========
Weighted average number of common shares and
 common equivalent shares outstanding.......   6,490,017  7,392,793   8,346,365
                                              ========== ========== ===========
Pro Forma (Notes 2 and 12):
 Net income per common share................                        $      0.37
                                                                    ===========
 Weighted average number of common shares
  outstanding...............................                          6,610,389
                                                                    ===========
 Net income per common share assuming
  dilution..................................                        $      0.30
                                                                    ===========
 Weighted average number of common shares
  and common equivalent shares outstanding..                          8,346,365
                                                                    ===========


   The accompanying notes are an integral part of these financial statements.

                                DSET CORPORATION

                 STATEMENTS OF CHANGES IN CUMULATIVE REDEEMABLE
         CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)

                         SERIES A CONVERTIBLE
                            PREFERRED STOCK          COMMON STOCK
                         ----------------------  ---------------------
                                                                         DEFERRED
                         NUMBER OF                NUMBER                  STOCK      RETAINED    TREASURY
                          SHARES      AMOUNT     OF SHARES   AMOUNT    COMPENSATION  EARNINGS      STOCK        TOTAL
                         ---------  -----------  --------- ----------- ------------ ----------  -----------  -----------
Balance at January 1,
 1995...................    --      $   --       5,760,000 $   723,471   $  --      $  917,604  $   --       $ 1,641,075
 Common Stock--10% stock
  dividend..............    --          --         576,013     486,411      --        (486,411)     --           --
 Issuance of Series A
  cumulative redeemable
  convertible preferred
  stock, net of issuance
  costs.................  676,361     9,923,137     --         --           --          --          --           --
 Purchase of common
  stock.................    --          --          --         --           --          --       (9,999,997)  (9,999,997)
 Exercise of stock
  options...............    --          --           3,533       4,734      --          --          --             4,734
 Accrued dividends on
  redeemable convertible
  preferred stock.......    --           19,726     --         --           --         (19,726)     --           (19,726)
 Net income.............    --          --          --         --           --       1,705,360      --         1,705,360
                         --------   -----------  --------- -----------   --------   ----------  -----------  -----------
Balance at December 31,
 1995...................  676,361     9,942,863  6,339,546   1,214,616      --       2,116,827   (9,999,997)  (6,668,554)
 Exercise of stock
  options...............    --          --          50,814      47,201      --          --          --            47,201
 Accrued dividends on
  redeemable convertible
  preferred stock.......    --          801,578     --         --           --        (801,578)     --          (801,578)
 Net income.............    --          --          --         --           --       2,012,594      --         2,012,594
                         --------   -----------  --------- -----------   --------   ----------  -----------  -----------
Balance at December 31,
 1996...................  676,361    10,744,441  6,390,360   1,261,817      --       3,327,843   (9,999,997)  (5,410,337)
 Exercise of stock
  options...............    --          --         384,732     275,813      --          --          --           275,813
 Tax benefit from
  exercise of stock
  options...............    --          --          --         124,341      --          --          --           124,341
 Accrued dividends on
  redeemable convertible
  preferred stock.......    --          859,555     --         --           --        (859,555)     --          (859,555)
 Deferred stock
  compensation..........    --          --          --         875,835   (875,835)      --          --           --
 Net income.............    --          --          --         --           --       2,468,606      --         2,468,606
                         --------   -----------  --------- -----------   --------   ----------  -----------  -----------
Balance at December 31,
 1997...................  676,361    11,603,996  6,775,092   2,537,806   (875,835)   4,936,894   (9,999,997)  (3,401,132)
 Pro forma conversion of
  Series A cumulative
  redeemable convertible
  preferred stock
  (unaudited)........... (676,361)  (11,603,996) 3,043,625  11,603,996      --          --          --        11,603,996
                         --------   -----------  --------- -----------   --------   ----------  -----------  -----------
Pro forma balance at
 December 31, 1997
 (unaudited)............    --      $      --    9,818,717 $14,141,802   $875,835   $4,936,894  $(9,999,997) $ 8,202,864
                         ========   ===========  ========= ===========   ========   ==========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                DSET CORPORATION

                            STATEMENTS OF CASH FLOWS

                                              YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Cash flows from operating activities:
 Net income............................. $ 1,705,360  $ 2,012,594  $ 2,468,606
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Deferred income taxes..................     (39,778)     (47,300)    (123,482)
 Tax benefit from exercise of stock
  options...............................     --           --           124,341
 Depreciation...........................     114,402      257,815      399,035
 Amortization...........................     149,170      149,170      121,776
 Earnings from joint venture............     --           --           (26,131)
 Changes in assets and liabilities:
  Accounts receivable...................  (1,021,278)  (1,916,125)  (3,014,841)
  Other assets..........................     (28,003)     (16,379)     (94,759)
  Accounts payable and accrued
   expenses.............................      87,471      604,778    1,631,892
  Income taxes payable..................     505,042     (682,609)    (108,468)
  Deferred revenues.....................     506,632      166,914      887,386
                                         -----------  -----------  -----------
   Net cash provided by operating
    activities..........................   1,979,018      528,858    2,265,355
                                         -----------  -----------  -----------
Cash flows from investing activities:
 (Loans to) repayment by officers and
  shareholders..........................      78,000      --          (150,000)
 Purchases of marketable securities.....  (1,004,614)  (1,829,932)  (1,080,768)
 Redemption of marketable securities....     200,000    1,640,626    1,150,000
 Acquisition of fixed assets............    (387,536)    (707,750)    (807,640)
 Loan repayments........................     --           --          (110,000)
 Investment in joint venture............     --           --          (245,000)
                                         -----------  -----------  -----------
   Net cash used in investing
    activities..........................  (1,114,150)    (897,056)  (1,243,408)
                                         -----------  -----------  -----------
Cash flows from financing activities:
 Net proceeds from the issuance of
  Series A preferred stock..............   9,923,137      --           --
 Purchases of treasury stock............  (4,905,989)  (5,094,008)     --
 Proceeds from the exercise of stock
  options...............................       4,734       47,201      275,813
                                         -----------  -----------  -----------
   Net cash provided by (used in)
    financing activities................   5,021,882   (5,046,807)     275,813
                                         -----------  -----------  -----------
   Net increase (decrease) in cash and
    cash equivalents....................   5,886,750   (5,415,005)   1,297,760
Cash and cash equivalents, beginning of
 period.................................     312,341    6,199,091      784,086
                                         -----------  -----------  -----------
Cash and cash equivalents, end of
 period................................. $ 6,199,091  $   784,086  $ 2,081,846
                                         ===========  ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for income
  taxes................................. $   442,343  $ 1,678,798  $ 1,157,868
 Cash paid during the period for
  interest..............................     --           --            12,194
Non-cash activities:
 Issuance of common stock dividend...... $   486,411  $   --       $   --
 Accrued dividends on Series A preferred
  stock.................................      19,726      801,578      859,555
 Note issued for purchase of net assets
  of Marben Products Inc. ..............     --           --           441,657

   The accompanying notes are an integral part of these financial statements.

                               DSET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  DSET Corporation (the "Company"), which was founded in 1989, designs, develops, markets and supports an integrated suite of object-oriented application development tools and provides custom application development services. The Company also offers carrier-to-carrier applications. In addition, the Company provides its customers with consulting, training and technical services. Headquartered in Bridgewater, New Jersey, the Company serves customers worldwide.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

  Marketable Securities

  The marketable securities portfolio held by the Company consists primarily of money market funds which are considered to be available-for-sale securities and are reported at fair value. Unrealized holding gains and losses were not significant at December 31, 1996 and 1997.

  Capitalized Software Development Costs

  Capitalization of costs begins on establishment of technological feasibility. Costs incurred prior to establishment of technological feasibility are charged to research and product development expense. The ongoing assessment of recoverability of capitalized costs requires considerable judgment by management with respect to certain factors including the anticipated future gross revenue, estimated economic life and changes in technology. These factors are considered on a product-by-product basis.

  Amortization of capitalized software costs is calculated using a straight-line method over the estimated useful life of the respective product (five years). Amortization expense related to capitalized software costs was approximately $149,000 for each of the years 1995 and 1996 and approximately $100,000 for 1997.

  Fixed Assets

  Equipment, furniture and purchased software are stated at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over estimated useful lives ranging from three to seven years.

  Goodwill

  The Company amortizes goodwill using a straight-line method over its estimated useful life of five years. The Company periodically assesses the realizability of the asset based on estimated future cash flows.

  Revenue Recognition

  License revenues are recorded when the software has been delivered to the Company's licensees and all significant obligations have been satisfied. Revenues from run-time licenses are recognized as equipment using the Company's software is deployed by the Company's customers. Service revenues are recognized over the period in which the service is performed based on the percentage of direct labor

                               DSET CORPORATION
costs incurred to the total costs estimated. Revenues from maintenance contracts are deferred and recognized over the term of the respective contracts (typically twelve months).

  Income Taxes

  The Company utilizes an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized.

  Fair Value of Financial Instruments

  The carrying amounts in the financial statements for cash and cash equivalents, marketable securities, accounts receivable, and accounts payable and accrued expenses approximate their market value because of the short maturity of those instruments.

  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Pro Forma Presentation

  Under the terms of the Company's agreement with the holders of the cumulative redeemable convertible preferred stock (see Note 4), all of such preferred stock will be converted automatically into shares of common stock upon the closing of a Qualified Public Offering, as defined in the Company's Preferred Stock Purchase Agreement with Summit Ventures IV, L.P. and Summit Investors II, L.P. (the "Agreement"). The unaudited pro forma shareholders' equity as of December 31, 1997 reflects the conversion of such preferred stock into 3,043,625 shares of common stock as if the conversion occurred on December 31, 1997.

  Pro Forma Basic and Diluted Net Income per Common and Common Equivalent Shares (Unaudited)

  Unaudited pro forma basic net income per common share for the year ended December 31, 1997 is based on the weighted average number of common shares outstanding during the period. Unaudited pro forma net income per common share assuming dilution for the year ended December 31, 1997 is based on the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. The unaudited pro forma weighted average number of common shares assumes that the cumulative redeemable convertible preferred stock had been converted to common stock as of the original issuance date and includes shares issuable upon exercise of stock options and warrants. Historical net income per share data have not been presented, as such information is not considered to be relevant or meaningful given the change in capital structure that will occur in connection with the proposed public offering.

  Recently Issued Accounting Standards

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 applies to entities with publicly held common stock or potential

                               DSET CORPORATION
common stock and is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, the Company implemented SFAS No. 128 for the year ended December 31, 1997 (see Note 12).

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of this standard had no material effect on the Company's financial statements. In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. The Company has adopted this standard effective January 1, 1996 by means of disclosure of the pro forma effect of the compensation components of stock-based compensation (see Note 6).

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management believes that the adoption of SFAS No. 130 will not have a material impact on the financial statements.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes the adoption of SFAS No. 131 will not have a material impact on the financial statements.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition," which is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Statement of Position governs the recognition of revenue by enterprises that license, sell, lease or otherwise market software, except where software is incidental to the products or services being offered as a whole. Application of this Statement of Position is not expected to have a material impact on the financial statements.

                               DSET CORPORATION

3. FIXED ASSETS

  Fixed assets consist of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
   Computer equipment................................... $  953,436  $1,574,171
   Purchased software...................................    312,013     540,315
   Furniture, fixtures and office equipment.............    156,480     304,678
   Transportation equipment.............................     45,788      41,242
   Leasehold improvements...............................     11,863      32,692
                                                         ----------  ----------
                                                          1,479,580   2,493,098
   Less: accumulated depreciation.......................   (462,174)   (932,150)
                                                         ----------  ----------
                                                         $1,017,406  $1,560,948
                                                         ==========  ==========

4. CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK

  During December 1995, the Company issued 676,361 shares of cumulative, convertible Series A Preferred Stock in exchange for $10,000,000. As an integral part of the Agreement, the Company was required to use the proceeds received upon the sale of the preferred stock to repurchase, on or before January 31, 1996, an aggregate of 3,043,625 shares of common stock. As of December 31, 1995, 1,493,190 shares were repurchased at an aggregate purchase price of $4,905,989 with the balance of 1,550,435 shares repurchased by the Company during January 1996 for $5,094,008. Of the total shares repurchased by the Company, an aggregate of 1,031,472 shares were repurchased from the individual then serving as the Company's President and members of his family. In addition, the Company is required at all times to keep available out of its authorized but unissued shares of common stock a sufficient number of shares to effect the conversion of all of the then outstanding shares of the Series A Preferred Stock.

  Voting Rights

  Shareholders of Series A Preferred Stock are entitled to votes equal to the number of common shares into which the shares of preferred stock are convertible.

  Dividends

  The Series A Preferred shareholders are entitled to receive cumulative annual dividends equal to the "Applicable Percentage Rate" of 8%, as defined in the Agreement, of the original purchase price paid per share. Such dividends accrue and are cumulative whether or not they are earned or declared by the Company. If cumulative dividends have not been declared or paid, the deficiency will first be fully paid before any dividend can be declared or paid on any other class of the Company's common stock. In the event of conversion of the preferred stock to common stock, however, all accumulated and unpaid dividends on the preferred stock shall be deemed forgiven.

  Conversion

  The holders of the Series A Preferred Stock have the option to convert, at any time, their shares into fully-paid and nonassessable shares of common stock at the "Applicable Conversion Rate," which is four and one-half shares of common stock for each share of Series A Preferred Stock converted. The Series A Preferred Stock will be automatically converted into common stock upon the closing of an initial public offering in which net proceeds to the Company equals or exceeds $15,000,000 and the price paid by the public for such shares shall be at least three times the then conversion value per share (currently $3.29 per share) as defined by the Agreement.

                               DSET CORPORATION

  Redemption

  The holders of the Series A Preferred Stock have the option to sell their shares to the Company in the event that an "Exercise Event," as described in the Agreement, occurs prior to the Company consummating a Qualified Public Offering, also described in the Agreement. In the event that the shareholders exercise this option, the price paid by the Company for the Shares to be sold under the Option shall be the fair market value as of the date of such proposed repurchase as agreed upon in good faith by the Company and the Series A Preferred Shareholders' Representative. In no event, however, shall the aggregate purchase price paid for such shares being redeemed be less than the original purchase price paid plus unpaid accrued dividends. In addition, the holders of at least 51% of the then outstanding shares of Series A Preferred Stock have the option (the "Optional Redemption by Holders") to elect the Company to redeem, from all holders of Series A Preferred Stock, one-fourth of their Series A Preferred Stock outstanding on December 31, 1999 on January 1, of 2000, 2001, 2002 and 2003 (the "Final Redemption Date").

  Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Series A Preferred Shareholders are entitled to receive prior to and in preference to the common shareholders an amount equal to the greater of (i) $14.785 per share plus all accrued and unpaid dividends thereon, whether or not declared or (ii) such amount per share as would have been payable had each share of Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. Any remaining assets of the Company shall be distributed ratably to all other shareholders.

  Warrants

  In the event of the issuance of stock options to two specified executives (one of which is no longer with the Company), the Series A Preferred Shareholders are entitled to receive warrants to purchase a proportionate number of shares with an identical exercise price per share. In September 1996, warrants to purchase 185,331 shares with an exercise price of $2.18 per share were issued for no consideration. Such warrants are or will be exercisable to the extent of 25% on each of September 13, 1997, 1998, 1999 and 2000.

5. COMMON STOCK

  Effective May 24, 1996, the Company declared a three-for-one stock split. All shares of common stock and common stock options included in these financial statements have been restated to give retroactive effect to the stock split for all periods presented.

  On December 29, 1997, the Company amended its Certificate of Incorporation to increase the number of authorized shares of Common Stock to 40,000,000 shares. On December 31, 1997, the Company effected a three-for-two stock split of the Company's common stock. All references to common share amounts, shares, per share data, and preferred stock conversion rights included in the financial statements and notes have been adjusted to give retroactive effect to the stock split for all periods presented. On December 31, 1997, the Company's Board of Directors authorized the officers of the Company to amend and restate the Company's Certificate of Incorporation to reflect, among other things, the authorization of 5,000,000 shares of a new class of undesignated preferred stock. Such amendment and restatement to the Certificate of Incorporation shall be effective upon the effectiveness of the Company's registration statement filed in connection with the Company's proposed initial public offering of its common stock.

                               DSET CORPORATION

6. STOCK OPTIONS

  The Company maintains a stock option plan (the "1993 Plan") covering officers, employees, directors and consultants, pursuant to which options may be granted to purchase shares of the Company's common stock. At December 31, 1997, options to purchase 1,173,384 shares of common stock were exercisable at a weighted average exercise price per share of $1.96. Options granted under this 1993 Plan may be either incentive stock options or nonqualified stock options, as designated at the time of grant and vest over a period not to exceed four years.

  The 1993 Plan provides that the option price shall not be less than the fair market value of the shares at date of grant (as determined by the 1993 Plan's administrators), except for a more than 10% voting shareholder, in which case it will not be less than 110% of the fair market value at date of grant. Incentive stock options are exercisable for ten years from the date of grant ("10 Year Options"), except for a more than 10% voting shareholder, in which case the option is exercisable for five years ("5 Year Options"). Nonqualified stock options are exercisable for five years from the date of grant.

  During the year ended December 31, 1997, deferred stock compensation of $875,835 was recorded for options granted during the year. This amount will be amortized to compensation expense over the vesting period of the options (two to four years).

  1998 Stock Plan

  The 1998 Stock Plan was adopted by the Board of Directors on December 31, 1997. The 1998 Stock Plan shall be effective on the date of the consummation of this offering and terminates ten years from such date. Upon effectiveness of the 1998 Stock Plan, a total of 1,800,000 shares shall be reserved for issuance upon the exercise of option and/or stock purchase rights granted thereunder. Those eligible to receive stock option grants or stock purchase rights under the 1998 Stock Plan shall include employees, non-employee directors and consultants. The 1998 Stock Plan shall be administered by the Option Committee of the Board of Directors of the Company, which is comprised solely of outside directors.

  A summary of option transactions during 1995, 1996 and 1997 are as follows:

                                                                      WEIGHTED
                                           NUMBER OF SHARES            AVERAGE
                                     -------------------------------  EXERCISE
                                      10 YEAR    5 YEAR               PRICE PER
                                      OPTIONS    OPTIONS     TOTAL      SHARE
                                     ---------  ---------  ---------  ---------
   Outstanding at January 1, 1995..    276,750    630,000    906,750    $0.54
   Granted.........................     67,500    487,557    555,057    $0.89
   Exercised.......................     --         (3,533)    (3,533)   $0.85
                                     ---------  ---------  ---------
     Outstanding December 31,
      1995.........................    344,250  1,114,024  1,458,274    $0.67
   Granted.........................    633,000    202,886    835,886    $2.19
   Forfeited.......................     --         (4,482)    (4,482)   $0.85
   Exercised.......................     --        (50,814)   (50,814)   $0.93
                                     ---------  ---------  ---------
     Outstanding December 31,
      1996.........................    977,250  1,261,614  2,238,864    $1.23
   Granted.........................    827,400    392,359  1,219,759    $3.67
   Forfeited ......................   (141,000)   (84,398)  (225,398)   $2.67
   Exercised.......................   (157,500)  (227,232)  (384,732)   $0.72
                                     ---------  ---------  ---------
     Outstanding December 31, 1997
      .............................  1,506,150  1,342,343  2,848,493    $2.23
                                     =========  =========  =========

                               DSET CORPORATION

  In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages the use of that method of accounting for all employee stock compensation plans. However, SFAS No. 123 also permits the measurement of compensation costs using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for its employee stock compensation plans under the guidance prescribed by APB Opinion No. 25 and has made the required pro forma disclosures of net income and net income per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied as indicated below:

                                                  YEARS ENDED DECEMBER 31,
                                              --------------------------------
                                                 1995       1996       1997
                                              ---------- ---------- ----------
   NET INCOME APPLICABLE TO COMMON SHARES:
     As reported............................. $1,685,634 $1,211,016 $1,609,051
     Pro forma effect of applying SFAS No.
      123....................................  1,606,702  1,089,641    950,593
   NET INCOME PER COMMON SHARE:
     As reported............................. $     0.28 $     0.37 $     0.45
     Pro forma effect of applying SFAS No.
      123.................................... $     0.27 $     0.33 $     0.27
   NET INCOME PER COMMON SHARE ASSUMING
    DILUTION:
     As reported............................. $     0.26 $     0.27 $     0.30
     Pro forma effect of applying SFAS No.
      123.................................... $     0.25 $     0.26 $     0.22

  The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions for the years ended December 31, 1995, 1996 and 1997: risk-free interest rates of 5.3% to 7.28%; expected life of 5 to 10 years and dividend yields of 0.0%. The minimum value method requires the input of highly subjective assumptions. Changes in the subjective input assumptions can materially affect the fair value estimate. In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                               DSET CORPORATION

7. INCOME TAXES

  The provision (benefit) for federal, state and local and foreign taxes consists of the following:

                                                 YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
   CURRENT:
     Federal................................ $  810,747  $  714,202  $1,079,038
     State and local........................    138,659      90,189     149,584
     Foreign................................     88,003     199,798      72,256
                                             ----------  ----------  ----------
                                              1,037,409   1,004,189   1,300,878
                                             ----------  ----------  ----------
   DEFERRED:
     Federal................................    (35,312)    (40,476)   (111,830)
     State and local........................     (4,466)     (6,824)    (11,652)
                                             ----------  ----------  ----------
                                                (39,778)    (47,300)   (123,482)
                                             ----------  ----------  ----------
   Provision for income taxes............... $  997,631  $  956,889  $1,177,396
                                             ==========  ==========  ==========

  The tax provision reconciles to the amount computed by multiplying income before income taxes by the United States federal statutory rate of 34% as follows:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Provision of statutory rate................................ 34.0% 34.0% 34.0%
   State taxes net of federal benefit.........................  3.3   1.9   2.5
   Research and development tax credits....................... (0.5) (3.8) (4.2)
   Other......................................................  0.1   0.1   --
                                                               ----  ----  ----
                                                               36.9% 32.2% 32.3%
                                                               ====  ====  ====

  Deferred tax assets (liabilities) are comprised of the following:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
   CURRENT:
     Accrued vacation..................................... $ 24,216  $  82,971
     Bad debt reserve.....................................    --        47,390
     Accrued bonus........................................    --        28,320
                                                           --------  ---------
       Total.............................................. $ 24,216  $ 158,681
                                                           ========  =========
   NON-CURRENT:
     Capitalized software costs........................... $(37,222) $   --
     Fixed assets.........................................  (55,509)  (103,714)
                                                           --------  ---------
       Total.............................................. $(92,731) $(103,714)
                                                           ========  =========

                               DSET CORPORATION

8. REVENUE AND RECEIVABLE CONCENTRATION

  The Company had two, one and one significant customers which accounted for approximately 32%, 18% and 12%, respectively, of total revenues for 1995, 1996 and 1997. No other customer accounted for more than 10% of total revenues in any of the three years ended December 31, 1997. Revenues from customers in the following geographic regions as a percentage of total revenues are as follows:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                                 ----------------
                                                                 1995  1996  1997
                                                                 ----  ----  ----
   North America................................................  61%   62%   73%
   Asia/Pacific Rim.............................................  36    35    22
   Europe.......................................................   3     3     5
                                                                 ---   ---   ---
                                                                 100%  100%  100%
                                                                 ===   ===   ===

  At December 31, 1996 and 1997, three and one customer(s), respectively, accounted for approximately 49% and 12%, respectively, of accounts receivable.

9. EMPLOYEE BENEFIT PLAN

  During 1994, the Company instituted a savings plan pursuant to Section 401(k) of the Internal Revenue Code (the "Code") covering all employees meeting eligibility requirements. Subject to certain limits set forth in the Code, employees are permitted to make contributions to the plan on a pre-tax salary reduction basis, and the Company may make voluntary contributions of up to 60% of employee contributions. The Company made contributions approximating $35,000, $64,000 and $164,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

10. COMMITMENTS

  a) Leases

  The Company has operating leases for its offices and certain equipment. Generally, the leases carry renewal provisions and require the payment of maintenance costs. Rental expense charged to operations for the years ended December 31, 1995, 1996 and 1997 was approximately $169,000, $277,000 and
$402,000, respectively.

  The future minimum rental payments under noncancellable operating leases approximate the following:

   YEAR ENDING DECEMBER 31,
   ------------------------
     1998.............................................................. $311,000
     1999..............................................................  148,000
                                                                        --------
     Total............................................................. $459,000
                                                                        ========

  b) Lines of Credit

  In August 1997, the Company obtained an unsecured revolving credit facility with a bank totaling $3 million. Borrowings under this line of credit bear interest at the bank's prime rate less 0.25% on amounts outstanding of less than $1 million and at the bank's prime rate for aggregate principal amounts exceeding $1 million. No borrowings under this line were outstanding as of December 31, 1997. This credit facility contains, among other provisions, a covenant which restricts the Company's ability to pay cash dividends.

                               DSET CORPORATION

11. ACQUISITION OF MARBEN PRODUCTS, INC.

  In March 1997, the Company acquired the net assets of Marben Products, Inc., ("MPI") a software distribution company located in California. The purchase price was $190,045. Included in the net assets acquired was a note payable of $441,657 to MPI's parent company. The note bears interest at 5% per annum and requires quarterly payment of interest and $55,000 of principal. The Company has accounted for the acquisition using the purchase method, and the results of operations of the acquired business are included in the Company's operations since acquisition.

  The following is a summary of the purchase price allocation:

   Current assets and other tangible assets.......................... $ 426,615
   Current liabilities assumed.......................................  (175,003)
   Note issued in acquisition........................................  (441,657)
   Goodwill..........................................................   190,045

  The following unaudited pro forma summary represents the results of operations of the Company as if the acquisition of the net assets of MPI had occurred at the beginning of the period presented and does not purport to be indicative of what would have occurred had the acquisition been made as of those dates or the results which may occur in the future.

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          1996        1997
                                                       ----------- -----------
   Pro forma net revenues............................. $16,773,775 $19,742,634
   Pro forma net income applicable to common shares...     869,674   1,291,927
   Pro forma net income per common share.............. $      0.26 $      0.36
   Pro forma net income per common share assuming
    dilution.......................................... $      0.23 $      0.26

  The unaudited pro forma results include the historical operations of the Company and MPI, adjusted to reflect the amortization of goodwill and interest on the note payable assumed.

12. EARNINGS PER SHARE

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" (EPS), which specifies the computation, presentation and disclosure requirements for earnings per share of entities with publicly held common stock or potential common stock. The statement defines two earnings per share calculations, basic and diluted. The objective of basic EPS is to measure the performance of an entity over the reporting period by dividing income available to common stock by the weighted average shares outstanding. The objective of diluted EPS is consistent with that of basic EPS, that is to measure the performance of an entity over the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period. The calculation of diluted EPS is similar to basic EPS except both the numerator and denominator are increased for the conversion of potential common shares. The following table is a reconciliation of the numerator and denominator under each method:

                                                  FOR THE YEAR ENDED DECEMBER
                                                            31, 1995
                                                 ------------------------------
                                                                      PER SHARE
                                                   INCOME    SHARES    AMOUNT
                                                 ---------- --------- ---------
   BASIC EPS:
   Net income applicable to common shares....... $1,685,634 6,003,014   $0.28
   ASSUMING DILUTION:
   Net income applicable to common shares
     Convertible preferred stock................     19,726   126,818
     Stock options..............................        --    360,185
                                                 ---------- ---------
                                                 $1,705,360 6,490,017   $0.26
                                                 ========== =========

                                DSET CORPORATION

                                                  FOR THE YEAR ENDED DECEMBER
                                                            31, 1996
                                                 ------------------------------
                                                                      PER SHARE
                                                   INCOME    SHARES    AMOUNT
                                                 ---------- --------- ---------
   BASIC EPS:
   Net income applicable to common shares....... $1,211,016 3,308,763   $0.37
   ASSUMING DILUTION:
   Net income applicable to common shares
     Convertible preferred stock................    801,578 3,043,625
     Warrants...................................        --      7,435
     Stock options..............................        --  1,032,971
                                                 ---------- ---------
                                                 $2,012,594 7,392,793   $0.27
                                                 ========== =========

                                                  FOR THE YEAR ENDED DECEMBER
                                                            31, 1997
                                                 ------------------------------
                                                                      PER SHARE
                                                   INCOME    SHARES    AMOUNT
                                                 ---------- --------- ---------
   BASIC EPS:
   Net income applicable to common shares....... $1,609,051 3,566,764   $0.45
   ASSUMING DILUTION:
   Net income applicable to common shares
     Preferred stock............................    859,555 3,043,625
     Warrants...................................        --     98,217
     Stock options..............................        --  1,637,760
                                                 ---------- ---------
                                                 $2,468,606 8,346,365   $0.30
                                                 ========== =========

                                                  FOR THE YEAR ENDED DECEMBER
                                                            31, 1997
                                                 ------------------------------
                                                                      PER SHARE
                                                   INCOME    SHARES    AMOUNT
                                                 ---------- --------- ---------
   PRO FORMA (SEE NOTE 2):
   BASIC EPS:
   Net income applicable to common shares....... $2,468,606 6,610,388   $0.37
   ASSUMING DILUTION:
   Net income applicable to common shares
     Stock options..............................        --  1,637,760
     Warrants...................................        --     98,217
                                                 ---------- ---------
   Net income applicable to common shares....... $2,468,606 8,346,365   $0.30
                                                 ========== =========

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  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Additional Information...................................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Results of Operations and
 Financial Condition.....................................................  20
Business.................................................................  29
Management...............................................................  40
Certain Transactions.....................................................  47
Principal and Selling Shareholders.......................................  48
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  55
Legal Matters............................................................  56
Experts..................................................................  56
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL APRIL 7, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                3,500,000 SHARES


                          [LOGO OF DSET APPEARS HERE]

                                  COMMON STOCK


                                ---------------

                                   PROSPECTUS

                                ---------------


                                 BT ALEX. BROWN

                         BANCAMERICA ROBERTSON STEPHENS

                        SOUNDVIEW FINANCIAL GROUP, INC.

                                 March 13, 1998

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